As filed with the Securities and Exchange Commission on November 16, 2011.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DUKE REALTY CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Indiana	35-1740409
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

600 East 96th Street, Suite 100

Indianapolis, Indiana 46240

(317) 808-6000

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Dennis D. Oklak

Chief Executive Officer

Duke Realty Corporation

600 East 96th Street, Suite 100

Indianapolis, Indiana 46240

(317) 808-6000

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent For Service)

Copies to:

Howard L. Feinsand, Esq. Executive Vice President, General Counsel and Corporate Secretary Duke Realty Corporation 600 East 96th Street, Suite 100 Indianapolis, Indiana 46240 (317) 808-6000	Mark C. Kanaly, Esq. Alston & Bird LLP One Atlantic Center 1201 West Peachtree Street, N.W. Atlanta, Georgia 30309-3424 Phone: (404) 881-7000 Facsimile: (404) 881-7777

Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [  ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or reinvestment plans, please check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [  ]

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [X]

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [X]	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee (2)

Common Stock, $.01 par value per share	2,500,000	$1	$2,500,000	$0

(1)	The amount of Common Stock registered hereunder shall be deemed to include any additional shares issuable as a result of any stock split, stock dividend or other change in the capitalization of the Registrant.

(2)	Pursuant to Rule 415(a)(6) under the Securities Act of 1933, as amended, this registration statement includes 2,500,000 shares of Common Stock previously registered on an expiring registration statement on Form S-3ASR (File No. 333-155972), filed by Duke Realty Corporation on November 28, 2008, which remain unsold as of November 14, 2011. The Registrant previously paid a filing fee of $651.32 for such unsold shares of Common Stock, which will continue to be applied to such unsold shares. Because no additional shares of Common Stock are being registered on this Registration Statement, no additional registration fee has been paid with respect to this offering. Pursuant to Rule 415(a)(6), the offering of the unsold securities registered under the expiring registration statement will be deemed terminated as of the date of effectiveness of this Registration Statement.

PROSPECTUS

DIRECT STOCK PURCHASE AND DIVIDEND REINVESTMENT PLAN

2,500,000 SHARES

COMMON STOCK

This prospectus describes our Direct Stock Purchase and Dividend Reinvestment Plan, or the “Plan.” The Plan is a convenient and economical way for our shareholders and other investors to purchase our common stock and to reinvest all or part of their cash dividends in additional shares of common stock. Some of the features of the Plan are as follows:

•

You may purchase additional shares of common stock by automatically reinvesting all or part of your cash dividends. If we sell you newly issued shares as a result of your reinvestment of dividends, you will receive a 3% discount from the current market price. If we purchase shares sold under the Plan in the open market, you will not receive a discount.

•

If we give our permission, you may make an optional cash investment of more than $10,000, and we may agree from time to time to offer a discount from recent market prices of 0% to 3% for such large purchases.

•

This prospectus makes certain amendments to our existing Direct Stock Purchase and Dividend Reinvestment Plan. If you are currently enrolled in our existing Direct Stock Purchase and Dividend Reinvestment Plan, you will be automatically enrolled in the amended Plan.

•

Your participation in the Plan is entirely voluntary, and you may terminate your participation at any time. If you do not choose to participate in the Plan, you will continue to receive cash dividends, as declared, in the usual manner.

Our common stock is traded on the New York Stock Exchange (the “NYSE”) under the symbol “DRE.” The closing price of our common stock on November 15, 2011 was $11.51 per share.

You should carefully read and consider the risk factors included in our periodic reports and other information that we file with the Securities and Exchange Commission before investing in shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 16, 2011.

Exhibit 5.1 Opinion of Alston & Bird LLP

Exhibit 8.1 Tax Opinion of Alston & Bird LLP

Exhibit 23.1 Consent of Alston & Bird LLP (included in Exhibits 5.1 and 8.1 filed herewith)

Exhibit 23.2 Consent of KPMG

IMPORTANT INFORMATION ABOUT THIS PROSPECTUS

Please carefully read the information in this prospectus and any accompanying prospectus supplements, which we refer to collectively as the “prospectus.” You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. This prospectus may only be used where it is legal to sell these securities. You should not assume that the information contained in this prospectus is accurate as of any date later than the date hereof or such other dates as are stated herein or as of the respective dates of any documents or other information incorporated herein by reference.

In this prospectus, the words “Duke,” “we,” “us” and “our” refer to Duke Realty Corporation, and the term “Operating Partnership” refers to Duke Realty Limited Partnership, of which we are the sole General Partner.

You should not assume that the information contained in this prospectus or information incorporated by reference herein is current as of any date other than the date of such information. Our business, financial condition, results of operations and prospects may have changed since that date. A prospectus supplement may add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the information in the prospectus supplement. It is important for you to consider the information contained in this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information” before you decide whether to invest in our common stock.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information about the public reference room. Our filings with the SEC are also available to the public through the SEC’s Internet site at www.sec.gov. In addition, since some of our securities are listed on the NYSE, you can read our SEC filings at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC’s rules allow us to incorporate by reference information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

We incorporate by reference the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not “filed” in accordance with SEC rules):

•	Our Annual Report on Form 10-K for the year ended December 31, 2010;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2011;

•

Our Current Reports on Form 8-K filed on Form 8-K and/or Form 8-K/A filed July 22, August 1, October 25, November 1 and November 15, 2011 (except for information furnished to the SEC that is not deemed to be “filed” for purposes of the Securities Exchange Act of 1934, as amended, or the “Exchange Act”);

•	the description of our common stock included in our Registration Statement on Form 8-A dated January 2, 1986, as amended; and

•

All documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and before the termination of this offering (except for information furnished to the SEC that is not deemed to be “filed” for purposes of the Exchange Act).

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You may request a copy of these filings, at no cost, by writing or telephoning us at:

Investor Relations

Duke Realty Corporation

600 East 96th Street, Suite 100

Indianapolis, Indiana 46240

Telephone: (317) 808-6060

We also maintain an Internet site at www.dukerealty.com at which there is additional information about our business, but the contents of that site are not incorporated by reference into, and are not otherwise a part of, this prospectus.

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in or incorporated by reference into this prospectus, including, without limitation, those related to our future operations, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Exchange Act. The words “believe,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “seek,” “may” and similar expressions or statements regarding future periods are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any predictions of future results, performance or achievements that we express or imply in this prospectus or in the information incorporated by reference into this prospectus. Some of the risks, uncertainties and other important factors that may affect future results include, among others:

•

Changes in general economic and business conditions, including, without limitation, the continuing impact of the economic down-turn, which is having and may continue to have a negative effect on the fundamentals of our business, the financial condition of our tenants, and the value of our real estate assets;

•	Our continued qualification as a real estate investment trust (“REIT”) for U.S. federal income tax purposes;

•	Heightened competition for tenants and potential decreases in property occupancy;

•	Potential changes in the financial markets and interest rates;

•	Volatility in our stock price and trading volume;

•	Our continuing ability to raise funds on favorable terms;

•	Our ability to successfully identify, acquire, develop and/or manage properties on terms that are favorable to us;

•	Potential increases in real estate construction costs;

•

Our ability to successfully dispose of properties on terms that are favorable to us, including, without limitation, through one or more transactions that are consistent with our previously disclosed strategic plans;

•	Our ability to retain our current credit ratings;

•

Inherent risks in the real estate business, including, but not limited to, tenant defaults, potential liability relating to environmental matters, climate change and liquidity of real estate investments; and

•

Other risks and uncertainties described herein, as well as those risks and uncertainties discussed from time to time in our other reports and other public filings with the Securities and Exchange Commission (“SEC”).

Although we presently believe that the plans, expectations and results expressed in or suggested by the forward-looking statements are reasonable, all forward-looking statements are inherently subjective, uncertain and subject to change, as they involve substantial risks and uncertainties beyond our control. New factors emerge from time to time, and it is not possible for us to predict the nature, or assess the potential impact, of each new factor on our business. Given these uncertainties, we caution you not to place undue reliance on these forward-looking statements. We undertake no obligation to update or revise any of our forward-looking statements for events or circumstances that arise after the statement is made, except as otherwise may be required by law.

This list of risks and uncertainties, however, is only a summary of some of the most important factors and is not intended to be exhaustive. Additional information regarding risk factors that may affect us is included under the caption “Risk Factors” in this prospectus, and is updated by us from time to time in Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings that we make with the SEC.

DUKE REALTY CORPORATION

We are a self-administered and self-managed REIT that began operations through a related entity in 1972. As of September 30, 2011, we:

•

owned or jointly controlled 807 industrial, office, medical office and other properties, of which 799 properties with approximately 141.3 million square feet are in service and eight properties with more than 1.3 million square feet are under development. The 799 in-service properties are comprised of 672 consolidated properties with approximately 115.8 million square feet and 127 jointly controlled unconsolidated properties with approximately 25.5 million square feet. The eight properties under development consist of six consolidated properties with approximately 666,000 square feet and two jointly controlled unconsolidated properties with approximately 679,000 square feet; and

•	owned including through ownership interests in unconsolidated joint ventures, approximately 4,750 acres of land and controlled an additional 1,650 acres through purchase options.

We provide the following services for our properties and for certain properties owned by third parties and joint ventures:

•	property leasing;

•	property management;

•	asset management;

•	construction;

•	development; and

•	other tenant-related services.

Our headquarters and executive offices are located in Indianapolis, Indiana. In addition, we have 17 regional offices located in Alexandria, Virginia; Atlanta, Georgia; Baltimore, Maryland; Chicago, Illinois; Cincinnati, Ohio; Cleveland, Ohio; Columbus, Ohio; Dallas, Texas; Houston, Texas; Minneapolis, Minnesota; Nashville, Tennessee; Orlando, Florida; Phoenix, Arizona; Raleigh, North Carolina; St. Louis, Missouri; Tampa, Florida; and Weston, Florida. We had nearly 1,000 employees as of September 30, 2011.

We directly or indirectly hold all of the interests in our properties and land and conduct all of our operations through the Operating Partnership. We control the Operating Partnership as its sole General Partner and owned, as of September 30, 2011, approximately 97% of the Operating Partnership’s issued and outstanding common units. Holders of common units in the Operating Partnership (other than us) may exchange them for our common stock on a one for one basis. When common units are exchanged for common stock, our percentage interest in the Operating Partnership increases.

As of September 30, 2011, our properties had a diverse and stable base of approximately 3,500 tenants who engage in a wide variety of businesses, including government services, manufacturing, retailing, wholesale trade, distribution, healthcare and professional services. As of September 30, 2011, no single tenant accounted for more than 2.32% of our annualized gross effective rent (computed using the average annual rental property revenue over the terms of the respective leases including landlord operating expense allowances but excluding additional rent due as operating expense reimbursements).

RISK FACTORS

Our business is subject to uncertainties and risks. You should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus, including the risk factors incorporated by reference from our Annual Report on Form 10-K for the year ended December 31, 2010 under the section entitled “Item 1A. Risk Factors,” and from our subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings that we make with the SEC. We encourage you to read these risk factors in their entirety. In addition to these risks, other risks and uncertainties not presently known to us or that we currently deem immaterial may also adversely affect our business operations and financial condition. Such risks could cause actual results to differ materially from anticipated results, which could cause the trading price of our common stock to decline, perhaps significantly, and you may lose part or all of your investment.

FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes the material federal income tax consequences relating to the taxation of us as a REIT and to the purchase, ownership and disposition of our common stock.

If we offer one or more additional series of preferred stock or the Operating Partnership offers one or more additional series of debt securities, the prospectus supplement will include information about any additional material federal income tax consequences to holders of those shares of preferred stock or debt securities.

Because this summary is intended only to address material federal income tax consequences relating to the ownership and disposition of our common stock, it may not contain all the information that may be important to you. As you review this discussion, you should keep in mind that:

•	the tax consequences to you may vary depending upon your particular tax situation;

•

special rules that we do not discuss below may apply if, for example, you are a tax-exempt organization, a broker-dealer, a non-U.S. person, a trust, an estate, a regulated investment company, a financial institution, an insurance company or otherwise subject to special tax treatment under the Internal Revenue Code;

•	this summary generally does not address state, local or non-U.S. tax considerations;

•	this summary deals only with Duke’s stockholders that hold stock as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code; and

•	we do not intend this discussion to be, and you should not construe it as, tax advice.

You should review the following discussion and consult with your own tax advisor to determine the effect of ownership and disposition of our stock on your individual tax situation, including any state, local or non-U.S. tax consequences.

We base the information in this section on the current Internal Revenue Code, current final, temporary and proposed Treasury regulations, the legislative history of the Internal Revenue Code, current administrative interpretations and practices of the IRS, including its practices and policies as endorsed in private letter rulings, which are not binding on the IRS, and existing court decisions. Future legislation, regulations, administrative interpretations and court decisions could change current law or adversely affect existing interpretations of current law. Any change could apply retroactively. It is possible that the IRS could challenge the statements in this discussion, which do not bind the IRS or the courts, and that a court could agree with the IRS.

Taxation of Our Company as a REIT

We believe that, commencing with our taxable year ended December 31, 1986, we have been organized and have operated in such a manner as to qualify for taxation as a REIT under the Internal Revenue Code, and we intend to continue to be organized and to operate in such a manner. However, we cannot assure you that we have operated or will operate in a manner so as to qualify or remain qualified as a REIT. This section discusses the laws governing the federal income tax treatment of a REIT and its shareholders. These laws are highly technical and complex.

Federal Income Taxation of Our Company

If we have qualified and continue to qualify for taxation as a REIT, we generally will not be subject to federal corporate income tax on that portion of our ordinary income or capital gain that is timely distributed to stockholders. The REIT provisions of the Internal Revenue Code generally allow a REIT to deduct distributions paid to its stockholders, substantially eliminating the federal “double taxation” on earnings (once at the corporate level when earned and once again at the stockholder level when distributed) that usually results from investments in a corporation. Nevertheless, we will be subject to federal income tax as follows:

First, we will be taxed at regular corporate rates on our undistributed “REIT taxable income,” including undistributed net capital gains.

Second, under some circumstances, we may be subject to the “alternative minimum tax” as a consequence of our items of tax preference.

Third, if we have net income from the sale or other disposition of “foreclosure property” that we hold primarily for sale to customers in the ordinary course of business or other non-qualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on such income.

Fourth, if we have net income from “prohibited transactions” (which are, in general, certain sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax.

Fifth, if we should fail to satisfy either the 75% gross income test or the 95% gross income test (discussed below) but have nonetheless maintained our qualification as a REIT because we have met other requirements, we will be subject to a 100% tax on the greater of the amount by which the 75% gross income test was not satisfied or the amount by which the 95% gross income test was not satisfied, in each case, multiplied by a fraction intended to reflect our profitability.

Sixth, if we fail to satisfy any of the asset tests (described below) or any of the REIT qualification requirements other than the gross income and asset tests and such failure is due to reasonable cause, we may avoid disqualification as a REIT by, among other things, paying a penalty of $50,000 or more in certain cases.

Seventh, if we fail to distribute during each year at least the sum of

•	85% of our ordinary income for such year,

•	95% of our capital gain net income for such year, and

•	any undistributed taxable income from prior periods,

then we will be subject to a 4% excise tax on the excess of this required distribution amount over the amounts actually distributed.

Eighth, if we should acquire any asset from a “C” corporation (i.e., a corporation generally subject to full corporate-level tax) in a carryover-basis transaction and provided no election is made for the transaction to be currently taxable, and we subsequently recognize gain on the disposition of such asset during the 10-year period beginning on the date on which we acquired the asset, we generally will be subject to tax at the highest regular corporate rate on the lesser of the amount of gain that we recognize at the time of the sale or disposition and the amount of gain that we would have recognized if we had sold the asset at the time we acquired the asset, the “Built-in Gains Tax.”

We own direct or indirect interests in a number of taxable REIT subsidiaries, such as Duke Realty Construction, Inc. Our “taxable REIT subsidiaries” are corporations in which Duke directly or indirectly owns stock and that elect, together with us, to be treated as our taxable REIT subsidiaries. In addition, if one of our taxable REIT subsidiaries owns, directly or indirectly, securities representing 35% or more of the vote or value of a subsidiary corporation, that subsidiary will also be treated as our taxable REIT subsidiary. A taxable REIT subsidiary is subject to federal income tax, and state and local income tax where applicable, as a regular “C” corporation.

Generally, a taxable REIT subsidiary may perform certain tenant services without causing us to receive impermissible tenant services income under the REIT income tests. However, several provisions regarding the arrangements between a REIT and its taxable REIT subsidiaries ensure that a taxable REIT subsidiary will be subject to an appropriate level of federal income taxation. For example, the Internal Revenue Code limits the ability of a taxable REIT subsidiary to deduct interest payments in excess of a certain amount made to us. In addition, we must pay a 100% tax on some payments that we receive or on certain expenses deducted by the taxable REIT subsidiary if the economic arrangements between us, our tenants, and the taxable REIT subsidiary are not comparable to similar arrangements among unrelated parties. Our taxable REIT subsidiaries make interest and other payments to Duke and to third parties in connection with activities related to our properties. We cannot assure you that our taxable REIT subsidiaries will not be limited in their ability to deduct interest payments made to us. In addition, we cannot assure you that the IRS might not seek to impose the 100% tax on services performed by taxable REIT subsidiaries for our tenants, or on a portion of the payments received by us from, or expenses deducted by, our taxable REIT subsidiaries.

As noted above, we are subject to a 100% penalty tax on income from prohibited transactions (generally, income derived from the sale of property primarily held for sale to customers in the ordinary course of business). The Internal Revenue Code provides a safe harbor that, if met, allows us to avoid being treated as engaged in a prohibited transaction. With respect to property dispositions occurring on or after July 30, 2008, in order to meet the safe harbor, among other things, (i) we must have held the property for at least 2 years (and, in the case of property which consists of land or improvements not acquired through foreclosure, we must have held the property for 2 years for the production of rental income) and (ii) during the taxable year the property is disposed of, we must not have made more than 7 property sales or, alternatively, the aggregate adjusted basis or fair market value of all of the properties sold by us during the taxable year must not exceed 10% of the aggregate adjusted basis or 10% of the fair market value, respectively, of all of our assets as of the beginning of the taxable year.

With respect to prohibited transactions occurring after July 30, 2008, any foreign currency gain (as defined in Section 988(b)(1) of the Internal Revenue Code) and any foreign currency loss (as defined in Section 988(b)(2) of the Internal Revenue Code) will be taken into account in determining the amount of income subject to the 100% penalty tax.

Requirements For Qualification

To qualify as a REIT, we must elect to be treated as a REIT and must meet the requirements, discussed below, relating to our organization, sources of income, nature of assets and distributions.

The Internal Revenue Code defines a REIT as a corporation, trust or association:

•	that is managed by one or more trustees or directors;

•	the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

•	that would be taxable as a domestic corporation but for application of the REIT rules;

•	that is neither a financial institution nor an insurance company subject to certain provisions of the Internal Revenue Code;

•	that has at least 100 persons as beneficial owners;

•

during the last half of each taxable year, not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, through the application of certain attribution rules, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities);

•	that files an election or continues such election to be taxed as a REIT on its return for each taxable year;

•	that uses the calendar year as its taxable year; and

•	that satisfies the income tests, the asset tests, and the distribution tests, described below.

The Internal Revenue Code provides that REITs must satisfy all of the first four preceding requirements during the entire taxable year. REITs must satisfy the fifth requirement during at least 335 days of a taxable year of 12 months or during a proportionate part of a taxable year of less than 12 months. For purposes of the sixth requirement, the beneficiaries of a pension or profit-sharing trust described in Section 401(a) of the Internal Revenue Code, and not the pension or profit-sharing trust itself, are treated as REIT stockholders. We will be treated as having met the sixth requirement if we comply with certain Treasury Regulations for ascertaining the ownership of our stock for such year and if we did not know (or after the exercise of reasonable diligence would not have known) that the sixth condition was not satisfied for such year. Our articles of incorporation currently include restrictions regarding transfer of our stock that assist us in continuing to satisfy the fifth and sixth of these requirements.

If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” the separate existence of that subsidiary will be disregarded for federal income tax purposes. Generally, a qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary, all of the capital stock of which is owned by the REIT. All assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself. Our qualified REIT subsidiaries will not be subject to federal corporate income taxation, although they may be subject to state and local taxation in some states.

A REIT that is a partner in a partnership is deemed to own its proportionate share of the assets of the partnership and to earn its proportionate share of the partnership’s income, in both cases being based on its relative capital interest in the partnership. The character of the assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of the gross income and asset tests. Thus, our proportionate share of the assets, liabilities and items of income of the Operating Partnership (including the Operating Partnership’s share of the assets, liabilities and items of income with respect to any partnership in which it holds an interest) is treated as assets, liabilities and items of income of our Company for purposes of applying the requirements described herein.

Income Tests. In order to maintain qualification as a REIT, we must satisfy two gross income requirements. First, we must derive, directly or indirectly, at least 75% of our gross income (excluding gross income from prohibited transactions) for each taxable year from investments relating to real property or mortgages on real property, including “rents from real property,” gains on disposition of real estate, dividends paid by another REIT and interest on obligations secured by real property or on interests in real property, or from certain types of temporary investments. Second, we must derive at least 95% of our gross income (excluding gross income from prohibited transactions) for each taxable year from any combination of income qualifying under the 75% test and dividends, interest and gain from the sale or disposition of stock or securities.

Any income from (i) a hedging transaction that is clearly and timely identified and that hedges indebtedness incurred or to be incurred to acquire or carry real estate assets or (ii) a clearly and timely identified transaction entered into primarily to manage the risk of currency fluctuations with respect to any item of income that would qualify under a 75% or the 95% gross income tests, will not constitute gross income (rather than being treated either as qualifying income or non-qualifying income) for purposes of the 75% and the 95% gross income tests. Income from such transactions that does not meet these requirements will be treated as non-qualifying income for purposes of the 75% and the 95% gross income tests. Any income from foreign currency gain that is “real estate foreign exchange gain” as defined in the Internal Revenue Code will not constitute gross income for purposes of the 75% gross income tests. “Real estate foreign exchange gain” includes foreign currency gains attributable to (i) any item of income or gain that would qualify under the 75% gross income test, (ii) the acquisition or ownership of obligations secured by mortgages on real property or interests in real property, (iii) becoming or being the obligor under obligations secured by mortgages on real property or on interests in real property, (iv) remittances from qualified business units that meet the 75% gross income test for the taxable year and the 75% asset test at the close of each quarter, and (v) any other foreign currency gain as determined by the Internal Revenue Service. Other foreign currency gain, if such currency gain is “passive foreign exchange gain” as defined in the Internal Revenue Code, will not constitute gross income for purposes of the 95% gross income test (but will be treated as income that does not qualify under the 75% gross income test). “Passive foreign exchange gain” includes foreign currency gains attributable to (i) real estate foreign exchange gain, (ii) any item of income or gain that would qualify under the 95% gross income test, (iii) the acquisition or ownership of obligations, (iv) becoming or being the obligor under the obligations, and (v) any other foreign currency gain as determined by the Internal Revenue Service.

Rents that we receive will qualify as “rents from real property” in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person but can be based on a fixed percentage of gross receipts or gross sales. Second, “rents from real property” generally excludes any amount received directly or indirectly from any tenant if we, or an owner of 10% of more of our outstanding stock, directly or constructively, own 10% or more of such tenant taking into consideration the applicable attribution rules, which we refer to as a “related party tenant.” Third, “rents from real property” excludes rent attributable to personal property except where such personal property is leased in connection with a lease of real property and the rent attributable to such personal property is less than or equal to 15% of the total rent received under the lease. Finally, amounts that are attributable to services furnished or rendered in connection with the rental of real property, whether or not separately stated, will not constitute “rents from real property” unless such services are customarily provided in the geographic area. Customary services that are not considered to be provided to a particular tenant (e.g., furnishing heat and light, the cleaning of public entrances, and the collection of trash) can be provided directly by us. Where, on the other hand, such services are provided primarily for the convenience of the tenants or are provided to such tenants, such services must be provided by an independent contractor from whom we do not receive any income or a taxable REIT subsidiary. Non-customary services that are not performed by an independent contractor or taxable REIT subsidiary in accordance with the applicable requirements will result in impermissible tenant service income to us to the extent of the income earned (or deemed earned) with respect to such services. If the impermissible tenant service income exceeds 1% of our total income from a property, all of the income from that property will fail to qualify as rents from real property. If the total amount of impermissible tenant services does not exceed 1% of our total income from the property, the services will not cause the rent paid by tenants of the property to fail to qualify as rents from real property, but the impermissible tenant services income will not qualify as “rents from real property.”

We do not currently charge and do not anticipate charging rent that is based in whole or in part on the income or profits of any person. We also do not anticipate either deriving rent attributable to personal property leased in connection with real property that exceeds 15% of the total rents or receiving rent from related party tenants.

The Operating Partnership does provide some services with respect to the properties. We believe that the services with respect to the properties that are and will be provided directly are usually or customarily rendered in connection with the rental of space for occupancy only and are not otherwise considered rendered to particular tenants and, therefore, that the provision of such services will not cause rents received with respect to the properties to fail to qualify as rents from real property. Services with respect to the properties that we believe may not be provided by us or the Operating Partnership directly without jeopardizing the qualification of rent as “rents from real property” are and will be performed by independent contractors or taxable REIT subsidiaries.

We, including the Operating Partnership, receive fees for property management and brokerage and leasing services provided with respect to some properties not owned entirely by the Operating Partnership. These fees, to the extent paid with respect to the portion of these properties not owned, directly or indirectly, by us, will not qualify under the 75% gross income test or the 95% gross income test. The Operating Partnership also may receive other types of income with respect to the properties it owns that will not qualify for either of these tests. We believe, however, that the aggregate amount of these fees and other non-qualifying income in any taxable year will not cause us to exceed the limits on non-qualifying income under either the 75% gross income test or the 95% gross income test.

If we fail to satisfy the 75% gross income test or the 95% gross income test for any taxable year, we may nevertheless qualify as a REIT for that year if we are eligible for relief under the Internal Revenue Code. This relief provision generally will be available if:

Our failure to meet these tests was due to reasonable cause and not due to willful neglect; and

•	We file a disclosure schedule with the IRS after we determine that we have not satisfied one of the gross income tests.

We cannot state whether in all circumstances we would be entitled to the benefit of this relief provision. For example, if we fail to satisfy the gross income tests because non-qualifying income that we intentionally incur exceeds the limits on such income, the IRS could conclude that our failure to satisfy the tests was not due to reasonable cause. Even if this relief provision applies, the Internal Revenue Code imposes a 100% tax with respect to a portion of the non-qualifying income, as described above.

Asset Tests. At the close of each quarter of our taxable year, we also must satisfy four tests relating to the nature and diversification of its assets:

•	At least 75% of the value of our total assets must be represented by real estate assets, cash and cash items (including receivables) and government securities.

•	No more than 25% of the value of our total assets may be represented by securities other than those in the 75% asset class.

•	Except for equity investments in REITs, qualified REIT subsidiaries or taxable REIT subsidiaries or other securities that qualify as “real estate assets” for purposes of the 75% asset test:

•	the value of any one issuer’s securities that we own may not exceed 5% of the value of our total assets;

•	we may not own more than 10% of any one issuer’s outstanding voting securities; and

•	we may not own more than 10% of the value of the outstanding securities of any one issuer.

•	No more than 25% of our total assets may be represented by securities of one or more taxable REIT subsidiaries.

Certain types of securities are disregarded as securities for purposes of the 10% value limitation discussed above including, (i) straight debt securities (including straight debt that provides for certain contingent payments); (ii) any loan to an individual or an estate; (iii) any rental agreement described in Section 467 of the Internal Revenue Code, other than with a “related person”; (iv) any obligation to pay rents from real property; (v) certain securities issued by a State or any political subdivision thereof, the District of Columbia, a foreign government, or any political subdivision thereof, or the Commonwealth of Puerto Rico; (vi) any security issued by a REIT; and (vii) any other arrangement that, as determined by the Secretary of the Treasury, is excepted from the definition of a security. In addition, (a) a REIT’s interest as a partner in a partnership is not considered a

“security” for purposes of applying the 10% value test to securities issued by the partnership; (b) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by the partnership if at least 75% of the partnership’s gross income is derived from sources that would qualify for the 75% gross income test, and (c) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by the partnership to the extent of the REIT’s interest as a partner in the partnership. Special look-through rules for determining a REIT’s share of securities held by a partnership in which the REIT holds an interest.

We believe that the aggregate value of our securities issued by our taxable REIT subsidiaries does not exceed 25% of the aggregate value of our gross assets. With respect to each issuer in which we currently own an interest that does not qualify as a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary, we believe that the value of the securities, including debt, of any such issuer owned (or treated as owned) by us does not exceed 5% of the total value of our assets and that we comply with the 10% voting securities limitation and 10% value limitation with respect to each such issuer. In this regard, however, we cannot provide any assurance that the IRS might not disagree with our determinations.

After initially meeting the asset tests at the close of any quarter, we will not lose our qualification as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, we can cure the failure by disposing of a sufficient amount of non-qualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take such other actions within 30 days after the close of any quarter as necessary to cure any noncompliance.

After the 30-day cure period, a REIT may avoid disqualification as a REIT by disposing of sufficient assets to cure such a violation that does not exceed the lesser of 1% of the REIT’s assets at the end of the relevant quarter or $10,000,000, provided that the disposition occurs within six months following the last day of the quarter in which the REIT first identified the assets. For violations of any of the REIT asset tests due to reasonable cause that are larger than this amount, a REIT may avoid disqualification as a REIT after the 30-day cure period, if such failure was due to reasonable cause and not due to willful neglect, by taking certain steps, including the disposition of sufficient assets within the six-month period described above to meet the applicable asset test, paying a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the non-qualifying assets during the period of time that the assets were held as non-qualifying assets, and filing a schedule with the IRS that describes the non-qualifying assets.

Annual Distribution Requirements

To qualify for taxation as a REIT, the Internal Revenue Code requires that we make distributions (other than capital gain distributions) to our stockholders in an amount at least equal to (a) the sum of: (1) 90% of our “REIT taxable income” (computed without regard to the dividends paid deduction and our net capital gain), and (2) 90% of the net income, if any, from foreclosure property in excess of the special tax on income from foreclosure property, minus (b) the sum of certain items of non-cash income.

We must pay distributions in the taxable year to which they relate. Dividends paid in the subsequent year, however, will be treated as if paid in the prior year for purposes of the prior year’s distribution requirement if the dividends satisfy one of the following two sets of criteria:

•

We declare the dividends in October, November or December, the dividends are payable to stockholders of record on a specified date in such a month, and we actually pay the dividends during January of the subsequent year; or

•

We declare the dividends before we timely file our federal income tax return for such year, we pay the dividends in the 12-month period following the close of the prior year and not later than the first regular dividend payment after the declaration, and we elect on our federal income tax return for the prior year to have a specified amount of the subsequent dividend treated as if paid in the prior year.

Even if we satisfy the foregoing distribution requirements, we will be subject to tax thereon to the extent that we do not distribute all of our net capital gain or “REIT taxable income” as adjusted. Furthermore, if we fail to distribute at least the sum of 85% of our ordinary income for that year; 95% of our capital gain net income for that year; and any undistributed taxable income from prior periods, we would be subject to a 4% excise tax on the excess of the required distribution over the amounts actually distributed.

In addition, if during the 10-year recognition period, we dispose of any asset subject to the Built-in Gains Tax Rules described above, we must, pursuant to guidance issued by the IRS, distribute at least 90% of the built-in gain (after tax), if any, recognized on the disposition of the asset.

We may elect to retain rather than distribute all or a portion of our net capital gains and pay the tax on the gains. In that case, we may elect to have our stockholders include their proportionate share of the undistributed net capital gains in income as long-term capital gains and receive a credit for their share of the tax we paid. For purposes of the 4% excise tax described, any such retained amounts would be treated as having been distributed.

We intend to make timely distributions sufficient to satisfy the annual distribution requirements. In this regard, the partnership agreement of the Operating Partnership authorizes us, as general partner, to take such steps as may be necessary to cause the Operating Partnership to distribute to its partners an amount sufficient to permit us to meet these distribution requirements.

We expect that our REIT taxable income will be less than our cash flow due to the allowance of depreciation and other non-cash charges in computing REIT taxable income. Accordingly, we anticipate that we generally will have sufficient cash or liquid assets to enable us to satisfy the 90% distribution requirement. It is possible, however, that we, from time to time, may not have sufficient cash or other liquid assets to meet the 90% distribution requirement or to distribute such greater amount as may be necessary to avoid income and excise taxation. In this event, we may find it necessary to arrange for borrowings or, if possible, pay taxable stock dividends in order to meet the distribution requirement or avoid such income or excise taxation.

In the event that we are subject to an adjustment to our REIT taxable income (as defined in Section 860(d)(2) of the Internal Revenue Code) resulting from an adverse determination by either a final court decision, a closing agreement between us and the IRS under Section 7121 of the Internal Revenue Code, or an agreement as to tax liability between us and an IRS district director, or, an amendment or supplement to our federal income tax return for the applicable tax year, we may be able to rectify any resulting failure to meet the 90% annual distribution requirement by paying “deficiency dividends” to stockholders that relate to the adjusted year but that are paid in a subsequent year. To qualify as a deficiency dividend, we must make the distribution within 90 days of the adverse determination and we also must satisfy other procedural requirements. If we satisfy the statutory requirements of Section 860 of the Internal Revenue Code, a deduction is allowed for any deficiency dividend we subsequently paid to offset an increase in our REIT taxable income resulting from the adverse determination. We, however, must pay statutory interest on the amount of any deduction taken for deficiency dividends to compensate for the deferral of the tax liability.

Failure To Qualify

A violation of a REIT requirement other than the gross income tests or the asset tests will not disqualify us if the violation is due to reasonable cause and not due to willful neglect and we pay a penalty of $50,000 for each failure to satisfy the provision. If we fail to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify as a REIT will not be deductible by us nor will they be required to be made. In that event, to the extent of our positive current and accumulated earnings and profits, distributions to stockholders will be dividends, generally taxable at long-term capital gains tax rates (as described below), subject to certain limitations of the Internal Revenue Code, and corporate distributees may be eligible for the dividends-received deduction. Unless we are entitled to relief under specific statutory provisions, we also will be disqualified from taxation as a REIT for the four taxable years following the year during which we lost our REIT qualification. We cannot state whether in all circumstances we would be entitled to such statutory relief. For example, if we fail to satisfy the gross income tests because non-qualifying income that we intentionally incur exceeds the limit on such income, the IRS could conclude that our failure to satisfy the tests was not due to reasonable cause.

Taxation of U.S. Stockholders

As used in this prospectus, the term “U.S. Stockholder” means a holder of our stock that, for federal income tax purposes:

•	is a citizen or resident of the United States;

•	is a corporation (including an entity treated as a corporation for federal income tax purposes) created or organized in or under the laws of the United States or of any political subdivision thereof;

•	is an estate, the income of which is subject to federal income taxation regardless of its source;

•

is any trust if a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more United States persons have the authority to control all substantial decisions of the trust; or

• is an eligible trust that elects to be taxed as a U.S. person under applicable Treasury Regulations.

For U.S. federal income tax purposes, income earned through a foreign or domestic partnership or other flow-through entity is generally attributed to its partners or owners. Accordingly, the U.S. federal income tax treatment of a partner in a partnership or owner in a flow-through entity that holds our stock will generally depend on the status of the partner or other owner and the activities of the partnership or other flow-through entity. Prospective shareholders that are partnerships or flow-through entities should consult their tax advisers concerning the U.S. Federal income tax consequences to their partners or owners of the acquisition, ownership and disposition of our stock.

For any taxable year for which we qualify for taxation as a REIT, taxable U.S. Stockholders will be taxed as discussed below.

Distributions Generally. Distributions to U.S. Stockholders, other than capital gain dividends discussed below, will constitute dividends up to the amount of our positive current and accumulated earnings and profits and, to that extent, will be taxable to the U.S. Stockholders. These distributions are not eligible for the dividends-received deduction for corporations. Certain “qualified dividend income” received by U.S. non-corporate shareholders in taxable years 2003 through 2012 is subject to tax at the same tax rates as long-term capital gain (generally, a maximum rate of 15% for such taxable years). Dividends received from REITs, however, generally are not eligible for these reduced rates and, therefore, will continue to be subject to tax at ordinary income rates (generally, a maximum rate of 35% for taxable years 2003-2012), subject to two narrow exceptions. Under the first exception, dividends received from a REIT may be treated as “qualified dividend income” eligible for the reduced tax rates to the extent that the REIT itself has received qualified dividend income from other corporations (such as taxable REIT subsidiaries). Under the second exception, dividends paid by a REIT in a taxable year may be treated as qualified dividend income in an amount equal to the sum of (i) the excess of the REIT’s “REIT taxable income” for the preceding taxable year over the corporate-level federal income tax payable by the REIT for such preceding taxable year and (ii) the excess of the REIT’s income that was subject to the Built-in Gains Tax in the preceding taxable year over the tax payable by the REIT on such income for such preceding taxable year. We do not anticipate that a material portion of our distributions will be treated as qualified dividend income.

To the extent that we make a distribution in excess of our positive current and accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital, reducing the tax basis in the U.S. Stockholder’s stock, and then any distribution in excess of such basis will be taxable to the U.S. Stockholder as gain realized from the sale of its stock. Dividends we declared in October, November or December of any year payable to a U.S. Stockholder of record on a specified date in any such month will be treated as both paid by us and received by the stockholders on December 31 of that year, provided that we actually pay the dividends during January of the following calendar year.

Capital Gain Distributions. Distributions to U.S. Stockholders that we properly designate as capital gain dividends will be treated as long-term capital gains (to the extent they do not exceed our actual net capital gain) for the taxable year without regard to the period for which the U.S. Stockholder has held his or her stock. However, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Capital gain dividends are not eligible for the dividends-received deduction for corporations.

We may elect to retain and pay income tax on net long-term capital gain that we received during the tax year. In this instance, U.S. Stockholders will include in their income their proportionate share of the undistributed long-term capital gains as we designated. The U.S. Stockholders will also be deemed to have paid their proportionate share of the tax, which would be credited against such stockholders’ U.S. income tax liability (and refunded to the extent it exceeds such liability). In addition, the basis of the U.S. Stockholders’ shares will be increased by the excess of the amount of capital gain included in its income over the amount of tax it is deemed to have paid.

Any capital gain with respect to capital assets held for more than one year that is recognized or otherwise properly taken into account on or after May 6, 2003 and before January 1, 2013, generally will be taxed to a non-corporate taxpayer at a maximum rate of 15%. In the case of capital gain attributable to the sale of real property held for more than one year, such gain will be taxed at a maximum rate of 25% to the extent of the amount of depreciation deductions previously claimed with respect to such property. With respect to distributions we designate as capital gain dividends (including any deemed distributions of retained capital gains), subject to certain limits, we may designate, and will notify our shareholders, whether the dividend is taxable to non-corporate shareholders at regular long-term capital gains rates (currently at a minimum rate of 15%) or at the 25% rate applicable to unrecaptured depreciation.

Passive Activity Loss and Investment Interest Limitations. Distributions from us and gain from the disposition of our stock will not be treated as passive activity income, and, therefore, U.S. Stockholders will not be able to apply any “passive losses” against such income. Dividends from us (to the extent they do not constitute a return of capital) generally will be treated as investment income for purposes of the investment interest limitation. Net capital gain from the disposition of our stock or capital gain dividends generally will be excluded from investment income unless the U.S. Stockholder elects to have the gain taxed at ordinary income rates. Stockholders are not allowed to include on their own federal income tax returns any tax losses that we incur.

Dispositions of Shares. In general, U.S. Stockholders will realize capital gain or loss on the disposition of our stock equal to the difference between the amount of cash and the fair market value of any property received on the disposition and that stockholder’s adjusted basis in the stock. This gain or loss will be a capital gain or loss if the U.S. Stockholder has held the shares as a capital asset. The applicable tax rate will depend on the stockholder’s holding period in the asset (generally, if the stockholder has held the asset for more than one year, it will produce long-term capital gain) and the stockholder’s tax bracket (the maximum rate for non-corporate taxpayers currently being 15%). The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for non-corporate stockholders) to a portion of capital gain realized by a non-corporate stockholder on the sale of our stock that would correspond to our “unrecaptured Section 1250 gain.” Stockholders should consult with their own tax advisors with respect to their capital gain tax liability. In general, any loss recognized by a U.S. Stockholder upon the sale or other disposition of stock that the stockholder has held for six months or less, after applying the holding period rules, will be treated as a long-term capital loss, to the extent of distributions received by the U.S. Stockholder from us that were required to be treated as long-term capital gains.

New Unearned Income Medicare Tax. Under the Health Care and Education Reconciliation Act of 2010, amending the Patient Protection and Affordable Care Act, high-income U.S. individuals, estates, and trusts will be subject to an additional 3.8% tax on net investment income in tax years beginning after December 31, 2012. For these purposes, net investment income includes dividends and gains from sales of stock. In the case of an individual, the tax will be 3.8% of the lesser of the individuals’ net investment income or the excess of the individuals’ modified adjusted gross income over $250,000 in the case of a married individual filing a joint return or a surviving spouse, $125,000 in the case of a married individual filing a separate return, or $200,000 in the case of a single individual. U.S. stockholders that are individuals, estates or trusts should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of our common stock.

Extension of Reduced Tax Rate Provisions. The Tax Relief, Unemployment Insurance Reauthorization, and Job Creation Act of 2010 extended the sunset provisions for certain tax provisions described herein. For taxable years beginning after December 31, 2012, the 15% capital gains tax rate for non-corporate taxpayers is currently scheduled to increase to 20%, and the rate applicable to qualified dividend income will increase to the tax rate then applicable to ordinary income, the maximum rate for which is scheduled to increase to 39.6%.

Treatment of Tax-Exempt Stockholders. Distributions from us to a tax-exempt employee pension trust or other domestic tax-exempt stockholder generally will not constitute “unrelated business taxable income,” which we refer to as “UBTI,” unless the stockholder has borrowed to acquire or carry its stock or has used the shares in a trade or business.

However, for tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code, respectively, income from an investment in us will constitute UBTI unless the organization properly sets aside or reserves such amounts for purposes specified in the Internal Revenue Code. These tax-exempt stockholders should consult their own tax advisors concerning these “set aside” and reserve requirements.

Qualified trusts that hold more than 10% (by value) of the shares of a “pension-held REIT” may be required to treat a certain percentage of such a REIT’s distributions as UBTI. A REIT is a “pension-held REIT” only if the REIT would not qualify as such for federal income tax purposes but for the application of a “look-through” exception to the five or fewer requirement applicable to shares held by qualified trusts and the REIT is “predominantly held” by qualified trusts. A REIT is predominantly held if either at least one qualified trust holds more than 25% by value of the REIT interests or qualified trusts, each owning more than 10% by value of the REIT interests, holds in the aggregate more than 50% of the REIT interests. The percentage of any REIT dividend treated as UBTI is equal to the ratio of (a) the UBTI earned by the REIT (treating the REIT as if it were a qualified trust and therefore subject to tax on UBTI) to (b) the total gross income (less certain associated expenses) of the REIT. In the event that this ratio is less than 5% for any year, then the qualified trust will not be treated as having received UBTI as a result of the REIT dividend. For these purposes, a qualified trust is any trust described in Section 401(a) of the Internal Revenue Code and exempt from tax under Section 501(a) of the Internal Revenue Code.

Special Tax Considerations For Non-U.S. Stockholders

In general, non-U.S. Stockholders will be subject to regular federal income tax with respect to their investment in us if the income from the investment is “effectively connected” with the non-U.S. Stockholder’s conduct of a trade or business in the United States. A corporate non-U.S. Stockholder that receives income that is (or is treated as) effectively connected with a U.S. trade or business also may be subject to the branch profits tax under Section 884 of the Internal Revenue Code, which is imposed in addition to regular federal income tax at the rate of 30%, subject to reduction under a tax treaty, if applicable. Effectively connected income that meets various certification requirements will generally be exempt from withholding. The following discussion will apply to non-U.S. Stockholders whose income from their investments in us is not so effectively connected (except to the extent that the FIRPTA rules discussed below treat such income as effectively connected income).

Distributions by us that are not attributable to gain from the sale or exchange by us of a “United States real property interest” and that we do not designate as a capital gain distribution will be treated as an ordinary income dividend to the extent that we pay the distribution out of our current or accumulated earnings and profits. Generally, any ordinary income dividend will be subject to a federal income tax, required to be withheld by us, equal to 30% of the gross amount of the dividend, unless an applicable tax treaty reduces this tax. Such a distribution in excess of our earnings and profits will be treated first as a return of capital that will reduce a non-U.S. Stockholder’s basis in its stock (but not below zero) and then as gain from the disposition of such stock, the tax treatment of which is described under the rules discussed below with respect to dispositions of stock.

Distributions by us with respect to our common stock that are attributable to gain from the sale or exchange of a United States real property interest will be treated as ordinary dividends (taxed as described above) to a non-U.S. Stockholder as long as our common stock is “regularly traded” on an established securities market if the non-U.S. Stockholder did not own more than 5% of such class of stock at any time during the one-year period preceding the distribution. Capital gain dividends distributed to a non-U.S. Stockholder that held more than 5% of our common stock in the year preceding the distribution will be taxed under the Foreign Investment in Real Property Tax Act of 1980, or “FIRPTA.” Such distributions are taxed to a non-U.S. Stockholder as if the distributions were gains “effectively connected” with a United States trade or business. Accordingly, a non-U.S. Stockholder will be required to report such gains on U.S. federal income tax returns and will be taxed at the normal capital gain rates applicable to a U.S. Stockholder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Such distributions also may be subject to a 30% branch profits tax when made to a foreign corporation that is not entitled to an exemption or reduced branch profits tax rate under a tax treaty.

Although the law is not clear on this matter, it appears that amounts designated by us as undistributed capital gains in respect of our stock generally should be treated with respect to non-U.S. Stockholders in the same manner as actual distributions by us of capital gain dividends.

Although tax treaties may reduce our withholding obligations, we generally will be required to withhold from distributions to non-U.S. Stockholders, and remit to the IRS, 30% of ordinary dividends paid out of earnings and profits. Special withholding rules apply to capital gain dividends that are not recharacterized as ordinary dividends. In addition, we may be required to withhold 10% of distributions in excess of our current and accumulated earnings and profits. If the amount of tax withheld by us with respect to a distribution to a non-U.S. Stockholder exceeds the stockholder’s United States tax liability, the non-U.S. Stockholder may file for a refund of such excess from the IRS.

We expect to withhold federal income tax at the rate of 30% on all distributions (including distributions that later may be determined to have been in excess of current and accumulated earnings and profits) made to a non-U.S. Stockholder unless:

•	a lower treaty rate applies and the non-U.S. Stockholder files with us an IRS Form W-8BEN evidencing eligibility for that reduced treaty rate;

•

the non-U.S. Stockholder files with us an IRS Form W-8ECI claiming that the distribution is income effectively connected with the non-U.S. Stockholder’s trade or business so that no withholding tax is required; or

•	the distributions are treated for FIRPTA withholding tax purposes as attributable to a sale of a U.S. real property interest, in which case tax will be withheld at a 35% rate.

Unless our stock constitutes a “United States real property interest” within the meaning of FIRPTA, a sale of our stock by a non-U.S. Stockholder generally will not be subject to federal income taxation. Our stock will not constitute a United States real property interest if we are a “domestically controlled qualified investment entity.” A domestically controlled qualified investment entity is a REIT in which at all times during a specified testing period less than 50% in value of its shares is held directly or indirectly by non-U.S. Stockholders. We currently anticipate that we will be a domestically controlled qualified investment entity and, therefore, that the sale of our stock will not be subject to taxation under FIRPTA. However, because our stock will be publicly traded, we cannot assure you that we will be a domestically controlled qualified investment entity. If we were not a domestically controlled qualified investment entity, a non-U.S. Stockholder’s sale of our stock would be subject to tax under FIRPTA as a sale of a United States real property interest unless the stock were “regularly traded” on an established securities market (such as the New York Stock Exchange) on which the stock will be listed and the selling stockholder owned no more than 5% of the common stock throughout the applicable testing period. If the gain on the sale of stock were subject to taxation under FIRPTA, the non-U.S. Stockholder would be subject to the same treatment as a U.S. Stockholder with respect to the gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). However, even if our stock is not a United States real property interest, a nonresident alien individual’s gains from the sale of stock will be taxable if the nonresident alien individual is present in the United States for 183 days or more during the taxable year and certain other conditions apply, in which case the nonresident alien individual will be subject to a 30% tax on his or her U.S.-source capital gains.

A purchaser of our stock from a non-U.S. Stockholder will not be required to withhold under FIRPTA on the purchase price if the purchased stock is “regularly traded” on an established securities market. Otherwise, the purchaser of our stock from a non-U.S. Stockholder may be required to withhold 10% of the purchase price and remit this amount to the IRS. Our common stock currently is traded on the New York Stock Exchange. We believe that we qualify under the regularly traded exception to withholding, but we cannot provide any assurance to that effect.

Upon the death of a nonresident alien individual, that individual’s ownership of our stock will be treated as part of his or her U.S. estate for purposes of the U.S. estate tax, except as may be otherwise provided in an applicable estate tax treaty.

Recent Changes in U.S. Federal Income Tax Withholding. Recently enacted U.S. federal income tax legislation imposes withholding taxes on U.S. source payments made after December 31, 2013 to “foreign financial institutions” and certain other non-U.S. entities and on certain non-U.S. source “pass thru” payments made, and disposition proceeds of U.S. securities realized, after December 31, 2014. The withholding tax of 30% would apply to dividends and the gross proceeds of a disposition of our stock paid to certain foreign entities unless various information reporting requirements are satisfied. For these purposes, a “foreign financial institution” generally is defined as any non-U.S. entity that (i) accepts deposits in the ordinary course of a banking or similar business, (ii) is engaged in the business of holding financial assets for the account of others, or (iii) is engaged or holds itself out as being engaged primarily in the business of investing, reinvesting, or trading in securities, partnership interest, commodities, or any interest in such assets. Prospective investors are encouraged to consult their tax advisors regarding the implications of this legislation on their investment in our stock, as well as the status of any related federal regulations.

Information Reporting Requirements and Backup Withholding Tax

U.S. Stockholders. In general, information reporting requirements will apply to payments of distributions on our stock and payments of the proceeds of the sale of our stock, unless an exception applies. Further, the payer will be required to withhold backup withholding tax if:

•	the payee fails to furnish a taxpayer identification number to the payer or to establish an exemption from backup withholding;

•	the IRS notifies the payer that the taxpayer identification number furnished by the payee is incorrect;

•	a notified payee has been under-reporting with respect to interest, dividends or original issue discount described in Section 3406(c) of the Internal Revenue Code; or

•	the payee has failed to certify under the penalty of perjury that the payee is not subject to backup withholding under the Internal Revenue Code.

Some stockholders, including corporations, will be exempt from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a stockholder will be allowed as a credit against the stockholder’s federal income tax and may entitle the stockholder to a refund, provided that the stockholder furnishes the required information to the IRS.

Non-U.S. Stockholders. Generally, information reporting will apply to payments of distributions on Duke’s stock, and backup withholding may apply, unless the payee certifies that it is not a U.S. person or otherwise establishes an exemption.

The payment of the proceeds from the disposition of our stock to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and, possibly, backup withholding unless the non-U.S. Stockholder certifies as to its non-U.S. status or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the stockholder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The proceeds of the disposition by a non-U.S. Stockholder of our stock to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for U.S. tax purposes or a foreign person 50% or more whose gross income from all sources for specified periods is from activities that are effectively connected with a U.S. trade or business, information reporting generally will apply unless the broker has documentary evidence as to the non-U.S. Stockholder’s foreign status and has no actual knowledge to the contrary.

Applicable Treasury regulations provide presumptions regarding the status of stockholders when payments to the stockholders cannot be reliably associated with appropriate documentation provided to the payer. Under these Treasury regulations, some stockholders are required to have provided new certifications with respect to payments made after December 31, 2000. Because the application of these Treasury regulations varies depending on the stockholder’s particular circumstances, you should consult your tax advisor regarding the information reporting requirements applicable to you.

Tax Aspects of the Operating Partnership

General. The Operating Partnership holds substantially all of our investments. In general, partnerships are “pass-through” entities that are not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. We include in our income our proportionate share of these Operating Partnership items for purposes of the various REIT income tests and in the computation of our REIT taxable income. Moreover, for purposes of the REIT asset tests, we include our proportionate share of assets held by the Operating Partnership.

Tax Allocations with Respect to the Properties. Pursuant to Section 704(c) of the Internal Revenue Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership, must be allocated in a manner such that the contributing partner is charged with the unrealized gain, or benefits from the unrealized loss, associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value of contributed property at the time of contribution and the adjusted tax basis of the property at the time of contribution, which we refer to as a “book-tax difference.” These allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The Operating Partnership was formed by way of contributions of appreciated property. Consequently, the partnership agreement of the Operating Partnership requires allocations to be made in a manner consistent with Section 704(c) of the Internal Revenue Code.

In general, the partners who have contributed interests in appreciated properties to the Operating Partnership will be allocated lower amounts of depreciation deductions for tax purposes than such deductions would be if determined on a pro rata basis. In addition, in the event of the disposition of any of the contributed assets that have a book-tax difference, all taxable income attributable to the book-tax difference generally will be allocated to the contributing partners, and we generally will be allocated only our share of capital gains attributable to appreciation, if any, occurring after the closing of the acquisition of the properties. This will tend to eliminate the book-tax difference over the life of the Operating Partnership. However, the special allocation rules of Section 704(c) of the Internal Revenue Code do not always entirely eliminate the book-tax difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed assets in the hands of the Operating Partnership will cause us to be allocated lower depreciation and other deductions and possibly amounts of taxable income in the event of a sale of the contributed assets in excess of the economic or book income allocated to it as a result of the sale. This may cause us to recognize taxable income in excess of cash proceeds, which might adversely affect our ability to comply with the REIT distribution requirements.

Treasury Regulations under Section 704(c) of the Internal Revenue Code provide partnerships with a choice of several methods of accounting for book-tax differences, including the “traditional method” that may leave some of the book-tax differences unaccounted for, or the election of certain methods which would permit any distortions caused by a book-tax difference to be entirely rectified on an annual basis or with respect to a specific taxable transaction such as a sale. For most property contributions, we, along with the Operating Partnership, have determined to use the “traditional method” for accounting for book-tax differences with respect to the properties contributed to the Operating Partnership. As a result of this determination, distributions to stockholders will be comprised of a greater portion of taxable income and less return of capital than if another method for accounting for book-tax differences had been selected. We, along with the Operating Partnership, have not determined which of the alternative methods of accounting for book-tax differences will be elected with respect to properties contributed to the Operating Partnership in the future.

With respect to any property purchased by the Operating Partnership, this property initially will have a tax basis equal to its fair market value and Section 704(c) of the Internal Revenue Code will not apply.

Basis in Operating Partnership Interest. Our adjusted tax basis in its interest in the Operating Partnership generally:

•	will equal the amount of cash and the basis of any other property that we contributed to the Operating Partnership;

•	will increase by our allocable share of the Operating Partnership’s income and our allocable share of debt of the Operating Partnership; and

•

will decrease, but not below zero, by our allocable share of losses suffered by the Operating Partnership, the amount of cash distributed to us, and constructive distributions resulting from a reduction in our share of debt of the Operating Partnership.

If the allocation of our distributive share of the Operating Partnership’s loss exceeds the adjusted tax basis of our partnership interest in the Operating Partnership, the recognition of the excess loss will be deferred until such time and to the extent that we have an adjusted tax basis in our interest in the Operating Partnership. To the extent that the Operating Partnership’s distributions, or any decrease in our share of the debt of the Operating Partnership (such decreases being considered a cash distribution to the partners) exceed our adjusted tax basis, the excess distributions (including such constructive distributions) constitute taxable income to us. This taxable income normally will be characterized as long-term capital gain if we have held our interest in the Operating Partnership for longer than one year, subject to reduced tax rates described above for non-corporate U.S. Stockholders, to the extent designated by us as a capital gain dividend. Under current law, capital gains and ordinary income of corporations generally are taxed at the same marginal rates.

Sale of the Properties. Our share of gain realized by the Operating Partnership on the sale of any property held by the Operating Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Operating Partnership’s trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Prohibited transaction income also may have an adverse effect upon our ability to satisfy the income tests for qualification as a REIT. Under existing law, whether the Operating Partnership holds its property as inventory or primarily for sale to customers in the ordinary course of its trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. The Operating Partnership intends to hold the properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning and operating the properties and to make such occasional sales of the properties, including peripheral land, as are consistent with the Operating Partnership’s investment objectives.

State and Local Tax

We and our stockholders may be subject to state and local tax in various states and localities, including those in which we or they transact business, own property or reside. The tax treatment of us and the stockholders in such jurisdictions may differ from the federal income tax treatment described above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in our stock.

USE OF PROCEEDS

As required by the terms of the partnership agreement of the Operating Partnership, we must contribute to the Operating Partnership, in exchange for additional common or preferred units of the Operating Partnership, the net proceeds from any sale of shares of our capital stock (including any shares of our common stock or preferred stock or any depositary shares) and from the exercise of rights contained in any options, warrants or convertible or exchangeable securities containing the right to subscribe for or purchase such shares of capital stock. Unless otherwise specified in a prospectus supplement, we will use the net proceeds from the sale of the common stock offered by this prospectus for general corporate purposes. These purposes may include the development and acquisition of additional rental properties and other acquisition transactions, the repayment of outstanding debt and improvements to properties in our portfolio.

THE PLAN

The following questions and answers explain and constitute our Direct Stock Purchase and Dividend Reinvestment Plan, as in effect beginning November 16, 2011.

Purpose

1. What is the purpose of the Plan?

The purpose of the Plan is to provide our shareholders and other investors with a convenient and economical method to purchase shares of common stock and to reinvest all or a portion of their cash dividends in additional shares of common stock. In addition, the Plan can provide us with a means of raising additional capital for general corporate purposes through sales of common stock under the Plan. Whether significant additional capital is raised may be affected, in part, by our decision to waive the limitations applicable to optional cash investments and by our decision to sell newly issued shares of common stock to fulfill the requirements of the Plan. See Question 12 regarding our criteria for granting a request for waiver.

Registered holders or beneficial owners of common stock and other interested investors may elect to participate in the Plan. You may choose to have cash dividends on all or a portion of your shares automatically reinvested in our common stock. Even if you do not reinvest dividends, you may make optional cash investments to purchase common stock, subject to a minimum investment of $50 ($25 if made by automated funds transfer) and a maximum investment of $10,000 per investment.

Interested investors that are not shareholders of the Company may make an initial cash investment in common stock of not less than $250 and not more than $10,000. We will waive the $250 minimum on initial cash investments if you enroll in the automatic monthly investment option. In certain instances, however, we may permit greater optional cash investments. See Question 11 regarding optional cash investments and Question 12 regarding a request for waiver.

Plan Features

2. What options are available under the Plan?

The following options are available under the Plan:

•

The Plan provides you with the opportunity to automatically reinvest cash dividends on all or a portion of your common stock in additional shares of our common stock at a 3% discount to market prices to the extent such shares are issued from the Company as opposed to being purchased in the open market.

•

In addition to reinvestment of dividends, if you are enrolled in the Plan you may purchase additional shares of common stock pursuant to optional cash investments of not less than $50 and not more than $10,000 per investment. You may make optional cash investments occasionally or at regular intervals, as you desire, and you may make optional cash investments by automated funds transfer of as little as $25 per month. You may make optional cash investments even if dividends on your shares are not being reinvested under the Plan.

•

If you are not presently one of our shareholders, you may become a participant in the Plan by making an initial cash investment of not less than $250 and not more than $10,000 (except with our consent) to purchase shares of common stock under the Plan. The $250 minimum on initial cash investments will be waived if you enroll in the automatic monthly investment option.

•

We may issue shares purchased directly from us under the Plan pursuant to a request for waiver at a discount to the market price without payment of brokerage commissions. Initially, optional cash investments of less than $10,000 will not be subject to a discount, but we reserve the right to grant a discount in the future.

•

You may fully invest dividends and any optional cash investments because the Plan permits fractional shares to be credited to your account. You may reinvest dividends on whole and fractional shares in additional shares which will be credited to your account. See Question 6.

•

You will avoid the need for safekeeping of certificates for shares of common stock credited to your Plan account and may submit for safekeeping of certificates held by you and registered in your name. See Questions 14 and 15.

•	If you are a registered holder in the Plan you may direct the Plan Administrator to sell or transfer all or a portion of your shares held in the Plan. See Question 16.

•	Periodic statements reflecting all current activity in Plan accounts, including purchases, sales and latest balances, will simplify your recordkeeping if you are a registered holder. See Question 17.

However, you should be aware that:

•

You may not be able to depend on the availability of a market discount regarding shares acquired under the Plan. Initially, for optional cash investments, there will be no discount for the purchase of shares directly from us, and the granting of a discount for one month will not ensure the availability of a discount or the same discount in future months. Each month, we may lower or eliminate the discount without prior notice to you. We may also, without prior notice to you, change our determination as to whether common stock will be purchased by the Plan Administrator directly from us or in the open market or in privately negotiated transactions from third parties (although we may not effect such a change more than once in any three month period). See Question 12.

•

If you reinvest cash dividends, you will be treated for federal income tax purposes as having received a dividend on the dividend payment date. The dividend may give rise to a liability for the payment of income tax without providing you with immediate cash to pay such tax when it becomes due. See Question 19.

•	You will not know the actual number of shares purchased under the Plan until after the investment date. See Question 8 regarding the timing of the purchase of shares.

•

The purchase price per share will be an average price and, therefore, may exceed the price at which shares are trading on the investment date when the shares are issued. See Question 10 regarding the purchase price of the shares.

•	Execution of sales of shares held in the Plan may be subject to delay. See Question 16.

•	No interest will be paid on funds we hold pending reinvestment or investment. See Question 11.

•	Shares deposited in a Plan account may not be pledged until the shares are withdrawn from the Plan. See Question 25.

Administration

3. Who will administer the Plan?

The Plan will be administered by American Stock Transfer & Trust Company LLC (the “Plan Administrator”) or such successor plan administrator as we may designate. The Plan Administrator acts as your agent, keeps records of your accounts, sends regular account statements to you and performs other duties relating to the Plan. Shares purchased for you under the Plan will be held by the Plan Administrator and will be registered in the name of the administrator or its nominee on your behalf, unless and until you request that a stock certificate for all or part of such shares be issued, as more fully described in Question 14.

The Plan Administrator also serves as dividend disbursement agent, transfer agent, and registrar for the common stock. Correspondence with the Plan Administrator should be sent to:

Duke Realty Corporation Direct Dividend and Stock Purchase Plan

c/o American Stock Transfer & Trust Company LLC

Attention: Plan Administration Department

P.O. Box 922

Wall Street Station

New York, NY 10269-0560

Telephone: 1-877-838-2877

Participation

4. Who is eligible to participate?

A “registered holder” (which means a shareholder whose shares of common stock are registered in our stock transfer books in his or her name) or a “beneficial owner” (which means a shareholder whose shares of common stock are registered in a name other than his or her name, for example, in the name of a broker, bank or other nominee), may participate in the Plan. A registered holder may participate in the Plan directly. A beneficial owner must either become a registered holder by having such shares transferred into his or her name or by making arrangements with his or her broker, bank or other nominee to participate in the Plan on his or her behalf. In addition, an interested investor that is not a shareholder may participate in the Plan by making an initial cash investment in common stock of not less than $250 or more than $10,000 unless granted a request for waiver (in which case such initial investment may exceed $10,000). The $250 minimum on initial cash investments will be waived if you enroll in the automatic monthly investment option. See Question 5 regarding enrollment.

The right to participate in the Plan is not transferable to another person apart from a transfer of the underlying shares of common stock. We reserve the right to exclude from participation in the Plan persons who utilize the Plan to engage in short-term trading activities that cause aberrations in the trading volume of the common stock.

If you reside in a jurisdiction in which your participation in the Plan would be unlawful, you will not be eligible to participate in the Plan.

Enrollment

5. How does an eligible holder of common stock or any other interested investor enroll in the Plan and become a participant?

All holders of shares of common stock that are currently enrolled in the Plan will automatically become participants in the amended Plan.

Investors that are not presently our shareholders, and existing registered shareholders that are not already participants in the Plan, may join the Plan by completing a Plan Authorization Form and forwarding it to the Plan Administrator at the address set forth in Question 3. See Question 11 regarding optional cash investments. A Plan Authorization Form will be furnished by the Plan Administrator upon request and is also available in the Investor Information section of our web site at www.dukerealty.com. Investors can also enroll on-line without the need to send any form or money via regular mail. On-line enrollment can be accessed through the Investor Information Section of our web site at www.dukerealty.com or by visiting the administrator’s web site at www.investpower.com. We reserve the right to add or discontinue on-line enrollment in the Plan in our sole discretion.

Eligible beneficial owners must instruct their brokers, banks or other nominees in whose name their shares are held to participate in the Plan on their behalf. If a broker, bank or other nominee holds shares of beneficial owners through a securities depository, such broker, bank or other nominee may also be required to provide a Broker and Nominee Form to the Plan Administrator in order to participate in the optional cash investment portion of the Plan. See Question 11. If you are a beneficial owner who holds shares through a broker, bank or other nominee that participates in the DTC reinvestment service, you should be able to request that your broker code your shares for dividend reinvestment and your dividends should be automatically reinvested through the Plan. Those beneficial owners whose broker, bank or nominee do not participate in the DTC reinvestment service will need to become registered shareholders in order to participate in the dividend reinvestment feature of the Plan and become eligible to receive a 3% discount to the extent such shares are issued from the Company as opposed to being purchased in the open market.

6. What does the Plan Authorization Form provide?

As indicated on the Plan Authorization Form, you may choose full dividend reinvestment, partial dividend reinvestment, or no dividend reinvestment. If you choose not to have your dividends reinvested, then you will have the option to receive your dividends in the form of a check or you may elect to have your dividends directly deposited into a specified bank account. The Plan Authorization Form also directs the Plan Administrator to purchase additional shares of common stock with any optional cash investments you may elect to make.

For each method of dividend reinvestment, cash dividends will be reinvested on all shares other than those designated for payment of cash dividends in the manner specified above until you specify otherwise or withdraw from the Plan altogether, or until the Plan is terminated.

7. When will participation in the Plan begin?

Participation as to dividend reinvestment will commence with the next investment date after receipt of the Plan Authorization Form, provided the Plan Administrator receives it on or before the record date for the payment of the dividend. Participation as to optional cash investments of $10,000 or less will commence with the next investment date, provided the Plan Administrator receives the funds to be invested at least two business days immediately preceding the investment date. See Questions 8 and 10 below to determine the applicable pricing period and investment date for the reinvestment of dividends or optional cash investments of $10,000 or less. Should the funds to be invested arrive after the time indicated above and before the next succeeding investment date, the administrator will hold such funds without interest until they can be invested on the next investment date.

Eligible shareholders and other interested investors may enroll in the Plan at any time. Once enrolled, you will remain enrolled until you discontinue participation or until we terminate the Plan. See Question 18.

Purchases

8. When will shares be acquired under the Plan?

If shares are being acquired for the Plan directly from us, the administrator will reinvest dividends on each dividend payment date. The administrator will invest optional cash investments of $10,000 or less on the 15th of each month (or the next business day if the 15th is not a business day) and the last business day of each month. The Plan Administrator will invest optional cash investments of more than $10,000 pursuant to a request for waiver on the last business day of each month. Each of these dates is referred to as an “investment date.”

If shares are being acquired for the Plan through open market or privately negotiated transactions, all dividends and all optional cash investments will be applied to the purchase of common stock pursuant to the Plan as soon as practicable on or after the applicable investment date. The Plan Administrator may commence open market or privately negotiated purchases of common stock for this purpose before the applicable investment date.

In the past, dividend payment dates have occurred on or about the last business day of each February, May, August and November. Please see Appendix I for information with respect to investment dates, record dates and other data pertinent to a request for waiver.

Dividends are paid as and when declared by our Board of Directors. We can give you no assurance as to the declaration or payment of a dividend, and nothing contained in the Plan obligates us to declare or pay any such dividend on common stock. The Plan does not represent a guarantee of future dividends.

9. What is the source of shares to be purchased under the Plan?

All dividends reinvested through the Plan and all optional cash investments will be used to purchase either newly issued shares directly from us or shares on the open market or in privately negotiated transactions from third parties, or a combination of both. Shares purchased directly from us will consist of authorized but unissued shares of common stock.

10. At what price will shares be purchased?

The price of shares purchased directly from us as a result of the reinvestment of dividends will be 97% of the greater of:

•	the average of the daily high and low prices reported by the NYSE for the five business days immediately preceding the investment date; or

•	the average of the high and low prices reported by the NYSE for the investment date.

The price of shares purchased directly from us through optional cash investments of $10,000 or less will be 100% of the average of the high and low prices reported by the NYSE for the investment date. The price of shares purchased on the open market for both reinvested dividends and optional cash investments will be the weighted average of the prices paid for all such shares purchased for the Plan on that date. We will pay any commissions for shares that are purchased on the open market.

Shares purchased pursuant to a request for waiver (as described below) may reflect a waiver discount of 0% to 3% from the market price and will be based on the average of the daily high and low sales prices of our common stock on the NYSE during a pricing period consisting of ten trading days preceding the investment date. Shares purchased pursuant to a request for waiver are also subject to a threshold price provision, as described in Question 12.

11. How are optional cash investments made?

All Plan participants are eligible to make optional cash investments at any time.

Optional Cash Investments of $10,000 or less should be received by the Plan Administrator at least two business days before each investment date (the 15th and last business days of each month). Optional Cash Investments greater than $10,000 and made pursuant to a request for waiver should be received by the administrator one business day before the commencement of the pricing period in order to purchase shares of common stock on the next following investment date (see Appendix I).

The Broker Nominee Form provides the sole means whereby a broker, bank or other nominee holding shares on behalf of beneficial owners in the name of a securities depository may make optional cash investments on behalf of such beneficial owners. In such case, the broker, bank or other nominee must use a Broker Nominee Form for transmitting optional cash investments on behalf of the beneficial owners. A Broker Nominee Form must be delivered to the Plan Administrator at the address specified in Question 3 each time that such broker, bank or other nominee transmits optional cash investments on behalf of the beneficial owners. Broker Nominee Forms will be furnished by the Plan Administrator upon request.

Other interested investors that are not our shareholders are also eligible to make an initial common stock investment by submitting a Plan Authorization Form.

No interest will be earned on optional cash investments held pending investment. We suggest therefore that any optional cash investment you wish to make be sent so as to reach the Plan Administrator as close as possible to the date it is due to the administrator. Any questions regarding these dates should be directed to the Plan Administrator at the address or telephone number set forth in Question 3.

You may also enroll in the Automatic Cash Investment Program by completing the applicable section on the Plan Authorization Form or by completing an Automatic Cash Investment Application which is available upon request to the Plan Administrator or in the Investor Information section of our web site at www.dukerealty.com. Either form must be accompanied by a voided bank check or deposit slip for the account from which you authorize the Plan Administrator to draw the funds. Once the form is received and processed (which normally takes approximately two weeks) funds will automatically be deducted from the designated account on the third to last business day of each month and will be invested on the last business day of each month. Automatic funds transfers may be for as little as $25 per month, but in no case for more than $10,000 per month.

You should be aware that since investments under the Plan are made as of specified dates, one may lose any advantage that otherwise might be available from being able to select the timing of an investment. Neither we nor the Plan Administrator can assure a profit or protect against a loss on shares of common stock purchased under the Plan.

All optional cash investments made by check should be made payable to Duke Realty Corporation Direct Stock Purchase and Dividend Reinvestment Plan and mailed to the Plan Administrator at the address listed in Question 3. Other forms of payment, such as wire transfers, may be made, but only if approved in advance by the Plan Administrator. Inquiries regarding other forms of payments and all other written inquiries should be directed to the Plan Administrator at the address listed in Question 3.

12. What limitations apply to optional cash investments?

Minimum/Maximum Limits. For any investment date, optional cash investments made by our shareholders are subject to a minimum of $50 and a maximum of $10,000. Optional cash investments made by interested investors who are not then our shareholders are subject to a minimum initial investment of $250 and a maximum of $10,000. We will waive the $250 minimum on initial cash investments if you make automatic monthly investments of $25 to $10,000 per month by authorizing electronic funds transfers from your savings or checking account. See Question 8 regarding the determination of investment dates for optional cash investments. Optional cash investments of less than the allowable minimum amount and that portion of any optional cash investment that exceeds the allowable maximum amount will be returned promptly to you without interest, except as noted below.

Request for Waiver. You may only make optional cash investments in excess of $10,000 pursuant to a request for waiver accepted by us. Because of certain tax concerns which we have as a REIT, however, we will only consider a request for waiver for investors who certify that they are not participating in the dividend reinvestment component of the Plan. If you wish to submit an optional cash investment in excess of $10,000 for any investment date, you must obtain our prior written approval, and a copy of such written approval must accompany any such optional cash investment. A request for waiver should be sent to us by facsimile at (317) 808-6060 by 10:00 a.m. Eastern Time on the day that is at least two business days prior to the first day of an applicable pricing period. The request for waiver form will be furnished by us or the Plan Administrator upon request. We have sole discretion to grant any approval for optional cash investments in excess of the allowable maximum amount. In deciding whether to approve a request for waiver, we will consider relevant factors including, but not limited to:

•	whether the Plan is then acquiring newly issued shares directly from us or acquiring shares in the open market or in privately negotiated transactions from third parties;

•	our need for additional funds;

•	the attractiveness of obtaining such additional funds through the sale of common stock as compared to other sources of funds;

•	the purchase price likely to apply to any sale of common stock;

•	the participant submitting the request;

•	the extent and nature of your prior participation in the Plan; and

•

the number of shares of common stock you hold of record and the aggregate amount of optional cash investments in excess of $10,000 for which requests for waiver have been submitted by all Plan participants.

If requests for waiver are submitted for any investment date for an aggregate amount in excess of the amount we are then willing to accept, we may honor such requests by any method that we determine to be appropriate. With regard to optional cash investments made pursuant to a request for waiver, the Plan does not provide for a predetermined maximum limit on the amount that a participant may invest or on the number of shares that may be purchased.

We reserve the right to modify, suspend or terminate participation in the Plan by otherwise eligible registered holders or beneficial owners of common stock for any reason whatsoever including elimination of practices that are not consistent with the purposes of the Plan.

Threshold Price. We may establish for any pricing period a minimum price, which is referred to as the “threshold price” applicable to optional cash investments made pursuant to a request for waiver. This determination will be made by us in our discretion after a review of current market conditions, the level of participation in the Plan, and current and projected capital needs. A threshold price established for a request for waiver will not necessarily apply to any other request for waiver, and we may agree to different threshold prices among persons to whom we have granted a request for waiver for a pricing period.

If we establish a threshold price for any request for waiver in a pricing period, we will state the threshold price as a dollar amount that the average of the high and low sale prices of the common stock on the NYSE for each trading day of the relevant pricing period must equal or exceed. In the event that the threshold price is not satisfied for a particular trading day in the pricing period, then that trading day will be excluded from the pricing period. A day will also be excluded if no trades of common stock are made on the NYSE for that day. Thus, for example, if the threshold price is not satisfied for three of the ten trading days in a pricing period, then the purchase price will be based upon the remaining seven trading days in which the threshold price was satisfied.

In addition, a portion of each optional cash investment will be returned for each trading day of a pricing period in which the threshold price is not satisfied or for each day in which no trades of common stock are reported on the NYSE. The returned amount will equal one-tenth of the total amount of such optional cash investment (not just the amount exceeding $10,000) for each trading day that the threshold price is not satisfied. Thus, for example, if the threshold price is not satisfied or no such sales are reported for three of the ten trading days in a pricing period, 3/10 (i.e., 30%) of such optional cash investment will be returned to you without interest after the end of the pricing period.

The establishment of the threshold price and the possible return of a portion of the investment applies only to optional cash investments made pursuant to a request for waiver. Setting a threshold price for a pricing period does not affect the setting of a threshold price for any subsequent pricing period. For any particular month or any particular request for waiver, we may waive our right to set a threshold price.

Neither we nor the Plan Administrator will be required to provide any written notice to you as to the threshold price for any pricing period. You may, however, ascertain whether a threshold price will be applicable to your request for waiver for any given pricing period by telephoning us at (317) 808-6060.

Waiver Discount. We may also establish a discount from the market price applicable to optional cash investments made pursuant to a request for waiver. Such a discount, which is referred to as a “waiver discount” may be between 0% and 3% of the purchase price and may vary each month. The waiver discount will be established at our sole discretion after a review of current market conditions, the level of participation in the Plan, and current and projected capital needs. A waiver discount established for a request for waiver will not necessarily apply to any other request for waiver, and we may agree to different waiver discounts among persons to whom we have granted a request for waiver for a pricing period. You may obtain the waiver discount applicable to your request for waiver for the next pricing period by telephoning us at (317) 808-6060. Setting a waiver discount for a particular investment date will not affect the setting of a waiver discount for any subsequent month. The waiver discount will apply to the entire optional cash investment pursuant to a request for waiver and not just the portion of the investment that exceeds $10,000.

The waiver discount will apply only to optional cash investments of $10,000 or more, but we reserve the right to establish, in the future, a discount from the market price for reinvestment of cash dividends and optional cash investments of $10,000 or less.

13. What if a participant has more than one account?

For the purpose of the limitations discussed in Question 12, we may aggregate all optional cash investments for participants with more than one account using the same social security or taxpayer identification number. For participants unable to supply a social security or taxpayer identification number, we may limit their participation to only one Plan account.

Also for the purpose of such limitations, we may aggregate all Plan accounts that we believe to be under common control or management or to have common ultimate beneficial ownership. Unless we have determined that reinvestment of dividends and optional cash investments for each such account would be consistent with the purposes of the Plan, we will have the right to aggregate all such accounts and to return, without interest, within 30 days of receipt, any amounts in excess of the investment limitations applicable to a single account received in respect of all such accounts.

Certificates

14. Will certificates be issued for share purchases?

The Plan Administrator will hold all shares purchased pursuant to the Plan together in the name of the Plan Administrator or its nominee and credit shares to each individual account in “book entry” form. This service protects against the loss, theft, or destruction of certificates evidencing shares. Upon your written request or upon your withdrawal from the Plan or upon termination of the Plan, the Plan Administrator will have certificates issued and delivered for all full shares credited to your account. Certificates will be issued only in the same names as those enrolled in the Plan. In no event will certificates for fractional shares be issued. See Questions 15 and 16.

15. May a participant add shares of common stock to his or her account by transferring stock certificates that the participant possesses?

As a participant in the Plan, you may send to the Plan for safekeeping all common stock certificates which you hold. The safekeeping of shares offers the advantage of protection against loss, theft or destruction of certificates as well as convenience, if and when shares are sold through the Plan. All shares represented by such certificates will be kept for safekeeping in “book entry” form and combined with any full and fractional shares then held by the Plan for you.

To deposit certificates for safekeeping under the Plan, you must submit a letter of instruction. Stock certificates and the letter of instruction as well as all written inquiries about the safekeeping service should be directed to the Plan Administrator at the address listed in Question 3.

You may withdraw shares deposited for safekeeping by submitting a written request to the Plan Administrator.

Sale of Shares

16. Can participants sell shares held under the Plan?

You may instruct the Plan Administrator to sell some or all of your shares held in the Plan by notifying the Plan Administrator in writing or by using the form included with account statements.

The Plan Administrator will sell shares through a registered broker/dealer within five business days after receipt of a proper written notice. Shares to be sold may be commingled with those of other participants requesting sale of their shares, and the proceeds to each participant will be based on the average price for all shares sold during the day of sale. You should understand that the price of the common stock may go down or up between the date a request to sell is received and the date the sale is executed. The Plan does not allow you to specify either the dates or the prices at which shares are to be sold through the Plan Administrator.

There is no charge for selling shares through the Plan Administrator except for your pro rata share of brokerage commissions. These charges are normally lower than the cost of executing sales through a brokerage account.

Reports

17. What reports will be sent to participants in the Plan?

Unless you participate in the Plan through a broker, bank or nominee, you will receive from the Plan Administrator a detailed statement of your account at least once per quarter. This detailed statement will show total cash dividends received, total optional cash investments received, total shares purchased (including fractional shares), price paid per share, and total shares held in the Plan. You should retain these statements to determine the tax cost basis for shares purchased pursuant to the Plan. If you participate in the Plan through a broker, bank or nominee, you should contact that party for such a statement.

Termination

18. How may participants terminate their participation in the Plan?

You may terminate participation in the Plan by writing to the Plan Administrator at the address listed in Question 3. You may request:

•

that the Plan Administrator send all dividends to the participant by check and continue to hold the participant’s shares in the Plan account (in such case the participant may continue to make optional cash investments);

•	that the Plan Administrator discontinue any automatic withdrawals of funds and purchase of shares;

•	that a certificate be issued for all full shares of common stock held for such participant’s account and a check be issued for the proceeds from the sale of any fractional share equivalent; or

•	that all full shares and any fractional share equivalent held for such participant’s account be sold and a check issued for the net proceeds, less any applicable transfer tax.

If such a request is received on or after the record date for a dividend, the Plan Administrator will reinvest for the account any cash dividend paid on that account. The request will then be processed as soon as practicable after the dividend is reinvested and the additional shares are credited to your account. There will be no cost to you with respect to termination of your reinvestment of dividends through the Plan other than the brokerage costs described above under Question 16 with respect to any shares sold.

If you do not own at least one whole share registered in your name or through the Plan, your participation in the Plan may be terminated. We may also terminate the Plan or your participation in the Plan after written notice in advance mailed to you at the address appearing on the Plan Administrator’s records. If your participation in the Plan has been terminated, you will receive certificates for whole shares held in your account and a check for the cash value of any fractional share held in your account.

Taxes

19. What are the federal income tax consequences of participating in the Plan?

Reinvestment of dividends in the Plan will not avoid the tax that would otherwise apply to the dividends. With respect to shares purchased from us with reinvested dividends, you will be treated for federal income tax purposes as having received a distribution from us equal to the fair market value on the investment date of the shares acquired with the reinvested dividends. As a result of the discount feature of the Plan, the fair market value on the investment date of the shares received will likely exceed the amount of cash dividends that would otherwise be paid to you. Your tax basis in the shares received through reinvested dividends will equal the fair market value of such shares on the investment date. For those shares that are purchased on the open market, commissions we pay will be treated as taxable income.

Under a private letter ruling issued by the Internal Revenue Service to us, the tax treatment of the purchase of shares by a Plan participant under an optional cash investment will differ depending on whether the participant is participating in the dividend reinvestment feature of the Plan.

Optional cash investment participants participating in the dividend reinvestment feature of the Plan will be treated as having received a distribution equal to the excess, if any, of the fair market value of the shares acquired on the investment date over the actual purchase price of the shares.

The tax basis in the shares received by those participants will equal the fair market value of such shares on the investment date.

For those optional cash investment participants not participating in the dividend reinvestment feature of the Plan, the IRS Ruling states that no taxable income will be realized as a result of the acquisition of shares.

For those participants, the tax basis in the shares received will equal the amounts paid for such shares.

Distributions by us will be treated as dividends to the extent of our earnings and profits for federal income tax purposes. To the extent that the amount we distribute exceeds our current and accumulated earnings and profits, the distribution will be first treated as a return of capital to the shareholder to the extent of basis, with any excess taxable as gain realized from the sale of shares. For corporate Plan participants, distributions by us that are taxable as dividends are not eligible for the dividends-received deduction.

Your holding period for shares acquired pursuant to the Plan will begin on the day following the investment date.

When you withdraw shares from the Plan and receive whole shares, you will not realize any taxable income. However, if you receive cash for a fraction of a share, you may realize gain or loss with respect to such fraction. You may also recognize a gain or loss whenever shares are sold, whether such shares are sold by the Plan Administrator pursuant to your request or by you after the shares are withdrawn from the Plan.

The amount of such gain or loss will be the difference between the amount that you realize for the shares and your tax basis of those shares.

The foregoing is only a summary of the federal income tax consequences of participation in the Plan and does not constitute tax advice. This summary does not reflect every possible outcome that could result from participation in the Plan and, therefore, you are advised to consult your own tax advisor with respect to the tax consequences applicable to your particular situation.

Other Provisions

20. What happens if a participant sells or transfers shares of stock or acquires additional shares of stock?

If you have elected to have dividends automatically reinvested in the Plan and subsequently sell or transfer all or any part of the shares registered in your name, automatic reinvestment will continue as long as shares are registered in your name or held for you by the Plan Administrator or until termination of enrollment. Similarly, if you have elected the Full or Partial Dividend Reinvestment option under the Plan and subsequently acquire additional shares registered in your name, the Plan Administrator will automatically reinvest dividends paid on such shares until termination of enrollment. If, however, you have elected the Optional Cash Investments Only option and subsequently acquire additional shares that are registered in your name, the Plan Administrator will not automatically reinvest dividends paid on such shares under the Plan. See Question 6. You may, however, change your dividend reinvestment election by providing a letter of instruction to the Plan Administrator.

21. How will a participant’s shares be voted?

For any meeting of shareholders, you will receive proxy materials in order to vote all shares held by the Plan for your account. All shares will be voted as you designate or may be voted in person at the meeting of shareholders.

22. Who pays the expenses of the Plan?

You pay no fees, commissions or expenses of any kind in connection with the Plan except for your pro rata share of commissions for shares sold through the Plan. See Question 16.

23. What are the responsibilities of Duke or the Plan Administrator under the Plan?

Neither we nor the Plan Administrator will be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claims of liability arising out of a failure to terminate your account upon your death or adjudication of incompetence prior to the receipt of notice in writing of such death or adjudication of incompetence, the prices at which shares are purchased or sold for your account, the times when purchases or sales are made or fluctuations in the market value of the common stock. Neither we nor the Plan Administrator have any duties, responsibilities or liabilities except as expressly set forth in the Plan or as imposed by applicable laws, including, without limitation, federal securities laws.

You should recognize that we cannot assure a profit or protect against a loss on the shares you purchase under the Plan, and we take no position on whether shareholders or investors should participate in the Plan.

24. What happens if we issue a stock dividend or subscription rights or declare a stock split?

Any stock dividend or stock split that we may declare will be automatically credited to your Plan account. In the event that we make subscription rights to purchase additional shares of common stock or other securities available to the holders of our common stock, the Plan Administrator will sell the rights accruing to all shares held by the Plan Administrator for Plan participants and will apply the net proceeds of such sale to the purchase of common stock prior to or with the next monthly common stock investment. We will, however, inform you in advance of any subscription offer so that if you do not want the Plan Administrator to sell such rights and invest the proceeds you can transfer all shares held under the Plan to your own name by a given date. This will permit you to personally exercise, transfer or sell the rights on such shares. The Plan Administrator must receive any such request at least three business days before the record date for distribution of the rights. Transaction processing may be curtailed or suspended until the completion of any stock dividend, stock split, or other corporate action.

25. May shares in a participant’s account be pledged?

No shares credited to your account may be pledged and any such purported pledge will be void. If you wish to pledge shares, those shares must be withdrawn from the Plan.

26. May a participant transfer all or a part of the participant’s shares held in the Plan to another person?

You may transfer ownership of all or part of your shares held in the Plan through gift, private sale or otherwise, by mailing to the Plan Administrator at the address in Question 3 a properly executed stock assignment, along with a letter with specific instructions regarding the transfer and a Form W-9 (Certification of Taxpayer Identification Number) completed by the transferee. Requests for transfer of shares held in the Plan are subject to the same requirements as the transfer of common stock certificates, including the requirement of a medallion signature guarantee on the stock assignment. The Plan Administrator will provide you with the appropriate forms upon request. If any stock certificates bearing a restrictive legend are contained in your Plan account, the Plan Administrator will comply with the provisions of such restrictive legend before effecting a sale or transfer of such restricted shares.

27. May the Plan be changed or terminated?

While the Plan is intended to continue indefinitely, we reserve the right to amend, modify, suspend or terminate the Plan at any time. You will be notified in writing of any modifications made to the Plan.

28. What transactions can I conduct through the Plan Administrator’s online service?

The Plan Administrator offers you a convenient way to invest in our common stock completely online, without having to send in any forms or checks by mail. Through the Plan Administrator’s online services, you may:

•	Enroll in the Plan;

•	Authorize a one-time withdrawal of funds from your U.S. bank account to make your initial investment or to purchase additional shares of our common stock;

•	Establish automatic monthly investments;

•	Change your dividend reinvestment election;

•	Review your transaction history and position summary;

•	Change or terminate automatic monthly investments;

•	Request certificates;

•	Arrange for online sales of some or all of your shares;

•	Download enrollment and other forms;

•	Update personal information; and

•	Receive transaction confirmations via email.

You can access these services through the investor relations section of our website, www.dukerealty.com, or at the Plan Administrator’s website, www.investpower.com. Participation in the Plan through the Internet is entirely voluntary.

If you are currently a shareholder, you will need your social security number and your ten (10) digit account number or PIN number to access your account online. If you don’t have a PIN number, you may apply for a PIN number online.

29. Am I protected against losses?

Your investment in the Plan is no different from any investment in shares held by you. If you choose to participate in the Plan, then you should recognize that none of us, our subsidiaries and affiliates, or the Plan

Administrator can assure you of a profit or protect you against loss on the shares that you purchase under the Plan. You bear the risk of loss in value and enjoy the benefits of gains with respect to all your shares. You need to make your own independent investment and participation decisions consistent with your situation and needs. None of us, our subsidiaries and affiliates, or the Plan Administrator can guarantee liquidity in the markets, and the value and marketability of your shares may be adversely affected by market conditions.

Plan accounts are not insured or protected by the Securities Investor Protection Corporation or any other entity and are not guaranteed by the FDIC or any government agency.

In addition, the purchase price for shares acquired through the Plan will vary and cannot be predicted. The purchase price may be different from (more or less than) the price of acquiring shares on the open market on the related dividend payment date. Your investment in Plan shares will be exposed to changes in market conditions and changes in the market value of the shares. Your ability to sell — both as to timing and pricing terms and related expenses — or otherwise liquidate shares under the Plan is subject to the terms of the Plan and the withdrawal procedures. Also, no interest will be paid on dividends, cash or other funds held by the Plan Administrator pending investment.

30. What other risks will I face through my participation in the Plan?

The following summary identifies several of the most important risks that you may face by virtue of your participation in the Plan. There may be any number of additional risks that are not listed below, and you should consult your financial, tax, legal and other advisors prior to determining whether to participate in the Plan.

•

There is no price protection for your shares in the Plan. Your investment in the shares held in the Plan will be exposed to changes in market conditions and changes in the market value of the shares. Your ability to liquidate or otherwise dispose of shares in the Plan is subject to the terms of the Plan and the withdrawal procedures thereunder. You may not be able to withdraw or sell your shares in the Plan in time to react to market conditions.

•

You have no control over the share price or timing of the sale or purchase of shares under the Plan. You cannot designate a specific price or date at which to sell or purchase Plan shares. As a result, if you send in an initial or optional cash payment, the market price of our common stock could either increase or decrease before your funds are used to purchase shares. In addition, you will not know the exact number of shares purchased until after the investment date. Similarly, the market price of our common stock could increase or decrease between the time you direct the Plan Administrator to sell Plan shares and when the Plan Administrator executes the sale on your behalf.

•

We may not be able to pay dividends. In order to qualify as a REIT, we must distribute to our shareholders at least 90% of our REIT taxable income each year. This distribution requirement limits our ability to maintain future dividend payments if earnings decline. The requirements to qualify for REIT tax status are complex and technical, and we may not be able to qualify for reasons beyond our control. If we are unable to qualify for REIT tax status, then we may not be able to make distributions to our shareholders.

•

We may change our determination as to whether the Plan purchases shares directly from us, which could increase the fees you pay in connection with initial and optional cash investments under the Plan. We may, without giving you prior written notice, decide to instruct the Plan Administrator to purchase shares of our common stock directly from third parties through open market transactions. Such purchases, with respect to initial and optional cash investments, will be subject to any brokerage commission that the Plan Administrator is required to pay.

•

No discount may be available for any or all initial investments or optional cash investments. While a discount from market prices of up to 3% may be established from time to time, at our sole discretion, for purchases in excess of $10,000, a discount for one month will not ensure the availability of a discount or the same discount in future months. Each month, we may change or eliminate the discount without giving you prior notice.

•

You will not earn any interest on your dividends or cash pending investment. No interest will be paid on dividends, cash or other funds held by the Plan Administrator pending investment or disbursement.

•

The market price for our common stock varies, and you should purchase shares for long-term investment only. Although our common stock currently is traded on the NYSE, we cannot assure you that there will, at any time in the future, be an active trading market for our common stock. Even if there is an active trading market for our common stock, we cannot assure you that you will be able to sell all of your shares at one time or at a favorable price, if at all. As a result, you should participate in the Plan only if you are capable of, and seeking, to make a long-term investment in our common stock.

Other important factors and risks are identified in our most recent Annual Reports on Form 10-K and are updated in our Quarterly Reports on Form 10-Q, which are incorporated by reference into this prospectus. You are encouraged to review these risk factors carefully.

RESTRICTION ON OWNERSHIP OF SHARES

For us to qualify as a REIT for federal income tax purposes, we must meet the following requirements:

•

no more than 50% in value of our outstanding capital shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the law to include certain entities) during the last half of a taxable year or during a proportionate part of a shorter taxable year; and

•	our common stock must also be beneficially owned by 100 or more persons during at least 335 days of a taxable year or during a proportionate part of a shorter taxable year.

Because we expect to continue to qualify as a REIT, our articles of incorporation contain a restriction intended to ensure compliance with these requirements which authorizes, but does not require, our Board of Directors to refuse to give effect to a transfer of common stock which, in its opinion, might jeopardize our status as a REIT. This provision also renders null and void any purported acquisition of shares which would result in our disqualification as a REIT. The provision also gives our Board of Directors the authority to take such actions as it deems advisable to enforce the provision. Such actions might include, but are not limited to, refusing to give effect to, or seeking to enjoin, a transfer which might jeopardize our status as a REIT.

The provision also requires any shareholder to provide us such information regarding his or her direct and indirect ownership of common stock as we may reasonably require.

PLAN OF DISTRIBUTION

Pursuant to the Plan, we may be requested to approve optional cash investments in excess of the allowable maximum amounts pursuant to requests for waiver on behalf of Plan participants that may be engaged in the securities business. In deciding whether to approve such a request, we will consider relevant factors including, but not limited to:

•	whether the Plan is then acquiring newly issued shares of common stock or acquiring shares through open market purchases or privately negotiated transactions;

•	our need for additional funds;

•	the attractiveness of obtaining such funds by the sale of common stock under the Plan in comparison to other sources of funds;

•	the purchase price likely to apply to any sale of common stock;

•

the Plan participant submitting the request, including the extent and nature of such participant’s prior participation in the Plan and the number of shares of common stock held of record by such Participant; and

•	the aggregate number of requests for waiver that have been submitted by all Plan participants.

Persons who acquire shares of common stock through the Plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances, may be participating in a distribution of securities that would require compliance with Regulation M under the Exchange Act and may be considered to be underwriters within the meaning of the Securities Act. We will not extend to any such person any rights or privileges other than those to which the person would be entitled as a Plan participant, nor will we enter into any agreement with any such person regarding such person’s purchase of such shares or any resale or distribution of such shares. We may, however, approve requests for optional cash investments by such persons in excess of allowable maximum limitations. If such requests are submitted for any investment date for an aggregate amount in excess of the amount we are willing to accept, we may honor such requests in order of receipt, pro rata or by any other method which we determine to be appropriate.

LEGAL MATTERS

Legal matters in connection with this prospectus, including the validity of the offered securities, are being passed upon for us by Alston & Bird LLP, Atlanta, Georgia.

EXPERTS

The consolidated financial statements and related schedule of Duke as of December 31, 2010 and 2009, and for each of the years in the three-year period ended December 31, 2010, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2010 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

APPENDIX I

PROJECTED SCHEDULE FOR WAIVER INVESTMENTS

Expected Dividend Record Date	Threshold Price and Waiver Discount, If Any, Will Be Set By	Optional Cash Investments Greater Than $10,000 Must Be Received By	Pricing Period Start Date	Investment Date
16-Nov-11	10-Nov-11	14-Nov-11	15-Nov-11	30-Nov-11
N/A	12-Dec-11	14-Dec-11	15-Dec-11	30-Dec-11
N/A	11-Jan-12	13-Jan-12	17-Jan-12	31-Jan-12
15-Feb-12	9-Feb-12	13-Feb-12	14-Feb-12	29-Feb-12
N/A	13-Mar-12	15-Mar-12	16-Mar-12	30-Mar-12
N/A	11-Apr-12	13-Apr-12	16-Apr-12	30-Apr-12
16-May-12	11-May-12	15-May-12	16-May-12	31-May-12
N/A	12-Jun-12	14-Jun-12	15-Jun-12	29-Jun-12
N/A	12-Jul-12	16-Jul-12	17-Jul-12	31-Jul-12
15-Aug-12	14-Aug-12	16-Aug-12	17-Aug-12	31-Aug-12
N/A	11-Sep-12	13-Sep-12	14-Sep-12	28-Sep-12
N/A	12-Oct-12	16-Oct-12	17-Oct-12	31-Oct-12
14-Nov-12	12-Nov-12	14-Nov-12	15-Nov-12	30-Nov-12
N/A	11-Dec-12	13-Dec-12	14-Dec-12	31-Dec-12
N/A	11-Jan-13	15-Jan-13	16-Jan-13	31-Jan-13
13-Feb-13	8-Feb-13	12-Feb-13	13-Feb-13	28-Feb-13
N/A	11-Mar-13	13-Mar-13	14-Mar-13	28-Mar-13
N/A	11-Apr-13	15-Apr-13	16-Apr-13	30-Apr-13
15-May-13	13-May-13	15-May-13	16-May-13	31-May-13
N/A	11-Jun-13	13-Jun-13	14-Jun-13	28-Jun-13
N/A	12-Jul-13	16-Jul-13	17-Jul-13	31-Jul-13
14-Aug-13	13-Aug-13	15-Aug-13	16-Aug-13	30-Aug-13
N/A	11-Sep-13	13-Sep-13	16-Sep-13	30-Sep-13
N/A	14-Oct-13	16-Oct-13	17-Oct-13	31-Oct-13
13-Nov-13	11-Nov-13	13-Nov-13	14-Nov-13	29-Nov-13
N/A	11-Dec-13	13-Dec-13	16-Dec-13	31-Dec-13
N/A	13-Jan-14	15-Jan-14	16-Jan-14	31-Jan-14
12-Feb-14	10-Feb-14	12-Feb-14	13-Feb-14	28-Feb-14
N/A	12-Mar-14	14-Mar-14	17-Mar-14	31-Mar-14
N/A	10-Apr-14	14-Apr-14	15-Apr-14	30-Apr-14
14-May-14	12-May-14	14-May-14	15-May-14	30-May-14
N/A	11-Jun-14	13-Jun-14	16-Jun-14	30-Jun-14
N/A	14-Jul-14	16-Jul-14	17-Jul-14	31-Jul-14
13-Aug-14	12-Aug-14	14-Aug-14	15-Aug-14	29-Aug-14
N/A	11-Sep-14	15-Sep-14	16-Sep-14	30-Sep-14
N/A	14-Oct-14	16-Oct-14	17-Oct-14	31-Oct-14
12-Nov-14	10-Nov-14	12-Nov-14	13-Nov-14	28-Nov-14
N/A	11-Dec-14	15-Dec-14	16-Dec-14	31-Dec-14

A.	The Record Date for dividend payments will be established by our Board of Directors.
B.	The Threshold Price and the Waiver Discount, if any, will be established three business days prior to the first day of the Pricing Period. The Threshold Price and Waiver Discount only apply to purchases via a Request for Waiver.
C.	Optional cash investments, made pursuant to a Request for Waiver, are due by the close of business on the business day immediately preceding the first day of the Pricing Period. Optional cash investments of $10,000 or less are due only two business days before the Investment Date.

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D.	Pursuant to a Request for Waiver, the Pricing Period will be the ten consecutive Trading Days ending on the Trading Day immediately preceding the Investment Date.
E.	The Investment Date will be the last business day of each month for both optional cash investments and the reinvestment of dividends. For months in which a cash dividend is paid, the dividend payment date is expected to also be on the last business day of each month.

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PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses (all of which are estimated except for the SEC registration fee) we expect to incur in connection with the issuance and distribution of the securities being registered under this registration statement, other than underwriting discounts and commissions:

Item	Amount to be paid

SEC registration fee	$0	*

Legal fees and expenses	$10,000

Accounting fees and expenses	$10,000

Printing and reproduction expenses	$15,000

Plan administrator fees and expenses	$5,000

Miscellaneous expenses	$5,000

Total	$45,000

*	There is no filing fee due because securities registered under this registration statement are carried over from a predecessor registration statement.

Item 15. Indemnification of Directors and Officers

We are an Indiana corporation. Our officers and directors are and will be indemnified under Indiana law, our Fourth Amended and Restated Articles of Incorporation, and the partnership agreements of the Operating Partnership and Duke Realty Services Limited Partnership against certain liabilities. Chapter 37 of The Indiana Business Corporation Law, or the “IBCL,” requires a corporation, unless its articles of incorporation provide otherwise, to indemnify a director or an officer of the corporation who is wholly successful, on the merits or otherwise, in the defense of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, against reasonable expenses, including counsel fees, incurred in connection with the proceeding. Our Fourth Amended and Restated Articles of Incorporation do not contain any provision prohibiting such indemnification.

The IBCL also permits a corporation to indemnify a director, officer, employee or agent who is made a party to a proceeding because the person was a director, officer, employee or agent of the corporation against liability incurred in the proceeding if (i) the individual’s conduct was in good faith and (ii) the individual reasonably believed (A) in the case of conduct in the individual’s official capacity with the corporation that the conduct was in the corporation’s best interests and (B) in all other cases that the individual’s conduct was at least not opposed to the corporation’s best interests and (iii) in the case of a criminal proceeding, the individual either (A) had reasonable cause to believe the individual’s conduct was lawful or (B) had no reasonable cause to believe the individual’s conduct was unlawful. The IBCL also permits a corporation to pay for or reimburse reasonable expenses incurred before the final disposition of the proceeding and permits a court of competent jurisdiction to order a corporation to indemnify a director or officer if the court determines that the person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the person met the standards for indemnification otherwise provided in the IBCL.

Our Fourth Amended and Restated Articles of Incorporation provide for certain additional limitations of liability and indemnification. Section 13.01 of the Fourth Amended and Restated Articles of Incorporation provides that a director shall not be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to us or our shareholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for voting for or assenting to an unlawful distribution, or (4) for any transaction from which the director derived an improper personal benefit. Section 13.02 of the Fourth Amended and Restated Articles of Incorporation generally provides that any of our directors or officers or any person who is serving at our request as a director, officer, employee or agent of another entity shall be indemnified and held harmless by us to the fullest extent authorized by the IBCL against all expense, liability and loss (including attorneys’ fees, judgments, fines, certain employee benefits excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered in connection with a civil, criminal, administrative or investigative action, suit or proceeding to which such person is a party by reason of the person’s service with or at our request. Section 13.02 of our Fourth Amended and Restated Articles of Incorporation also provides such persons with certain rights to be paid by us for the expenses incurred in defending any such proceeding in advance of the final disposition and the right to enforce indemnification claims against us by bringing suit against us.

Our Fourth Amended and Restated Articles of Incorporation authorize us to maintain insurance to protect us and any of our directors, officers, employees or agents or those of another corporation, partnership, joint venture, trust or other enterprise against expense, liability or loss, whether or not we would have the power to indemnify such person against such expense, liability or loss under the IBCL. We currently maintain officer and director liability insurance.

Each of the partnership agreements for the Operating Partnership and Duke Realty Services Limited Partnership also provides for indemnification of us and our officers and directors to substantially the same extent provided to officers and directors of us in our Fourth Amended and Restated Articles of Incorporation, and limits the liability of us and our officers and directors to the Operating Partnership and its partners and to Duke Realty Services Limited Partnership and its partners, respectively, to substantially the same extent limited under our Fourth Amended and Restated Articles of Incorporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Duke pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16. Exhibits

Exhibit No.	Description
4.1(i)

Fourth Amended and Restated Articles of Incorporation of the Company (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K, as filed with the SEC on July 30, 2009, and incorporated herein by this reference).

4.1(ii)

Amendment to the Fourth Amended and Restated Articles of Incorporation of the Company (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K, as filed with the SEC on July 22, 2011, and incorporated herein by this reference).

4.2	Fourth Amended and Restated Bylaws of the Company (filed as Exhibit 3.2 to the Company’s Current Report on Form 8-K as filed with the SEC on July 30, 2009, and incorporated herein by this reference).
5.1	Opinion of Alston & Bird LLP*
8.1	Tax Opinion of Alston & Bird LLP*
23.1	Consent of Alston & Bird LLP (included in Exhibits 5.1 and 8.1 filed herewith)
23.2	Consent of KPMG LLP*
24.1	Powers of Attorney (included on the signature page)*
*	Filed herewith.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by a Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

That, for the purpose of determining liability of a registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, each undersigned registrant undertakes that in a primary offering of securities of an undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of an undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of an undersigned Registrant or used or referred to by an undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about an undersigned registrant or its securities provided by or on behalf of an undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by an undersigned registrant to the purchaser.

That, for purposes of determining any liability under the Securities Act of 1933, each filing of registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, State of Indiana, on November 16, 2011.

DUKE REALTY CORPORATION

By:	/s/ DENNIS D. OKLAK
Name: Dennis D. Oklak
Title: Chairman and Chief Executive Officer

Power of Attorney

Each person whose signature appears below hereby constitutes and appoints Dennis D. Oklak and Howard L. Feinsand, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him or her, in any and all capacities, to sign one or more Registration Statements on Form S-3ASR under the Securities Act of 1933 (the “Registration Statement”) for the registration of certain securities of Duke Realty Corporation, any or all amendments to the Registration Statement (including, but not limited to, post-effective amendments), which amendments may make such changes in and additions to the Registration Statement as such attorneys-in-fact may deem necessary or appropriate, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each such attorneys-in-fact and agents or any of them or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ DENNIS D. OKLAK Dennis D. Oklak	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	November 16, 2011

/s/ CHRISTIE B. KELLY Christie B. Kelly	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	November 16, 2011

/s/ MARK A. DENIEN Mark A. Denien	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	November 16, 2011

/s/ THOMAS J. BALTIMORE, JR.* Thomas J. Baltimore, Jr.	Director	November 16, 2011

/s/ BARRINGTON H. BRANCH* Barrington H. Branch	Director	November 16, 2011

/s/ GEOFFREY A. BUTTON* Geoffrey A. Button	Director	November 16, 2011

/s/ WILLIAM CAVANAUGH III* William Cavanaugh III	Director	November 16, 2011

/s/ ALAN H. COHEN* Alan H. Cohen	Director	November 16, 2011

/s/ NGAIRE E. CUNEO* Ngaire E. Cuneo	Director	November 16, 2011

/s/ CHARLES R. EITEL* Charles R. Eitel	Director	November 16, 2011

/s/ MARTIN C. JISCHKE, PHD* Martin C. Jischke, PhD	Director	November 16, 2011

/S/ PETER M. SCOTT III* Peter M. Scott III	Director	November 16, 2011

/S/ JACK R. SHAW* Jack R. Shaw	Director	November 16, 2011

/S/ LYNN C. THURBER* Lynn C. Thurber	Director	November 16, 2011

/S/ ROBERT J. WOODWARD, JR.* Robert J. Woodward, Jr.	Director	November 16, 2011

* By:	/S/ HOWARD L. FEINSAND
Howard L. Feinsand
Attorney-in-Fact